Exhibit 10.11

EXECUTION VERSION

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

VINEBROOK HOMES OPERATING PARTNERSHIP, L.P.

a Delaware limited partnership

PARTNERSHIP INTERESTS ARE SUBJECT TO TRANSFER AND OTHER

RESTRICTIONS

AMENDED AND RESTATED AS OF NOVEMBER 1, 2018

i

(continued)

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AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

VINEBROOK HOMES OPERATING PARTNERSHIP, L.P.

THIS AMENDED AND RESTATED LIMITED PARTNERSHIP AGREEMENT OF VINEBROOK HOMES OPERATING PARTNERSHIP, L.P. (the “Partnership”), dated as of November 1, 2018, is entered into by and among the General Partner, and the Persons that are party hereto from time to time and whose names are set forth on Exhibit A attached hereto (as it may be amended from time to time).

WHEREAS, the Partnership was formed on July 12, 2018 and an original agreement of limited partnership, dated as of July 12, 2018, was entered into between Brian Mitts, as the initial general partner (the “Initial General Partner”) and NREO (the “Initial Agreement”); and

WHEREAS, the parties hereto desire to effect the following: (a) the amendment and restatement of the Initial Agreement in its entirety; (b) the withdrawal of Brian Mitts as the Initial General Partner; (c) the admission of VineBrook Homes OP GP, LLC as the General Partner of the Partnership; (d) the admission of the Company and the Rollover Holders as Limited Partners; and (e) the continuation of the Partnership on the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants herein contained, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINED TERMS

The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

“2018 VineBrook REIT Equity Incentive Plan” means the 2018 Long Term Incentive Plan of the Company, as hereafter amended and/or restated from time to time.

“704(c) Value” of any Contributed Property means the fair market value of such property or other consideration at the time of contribution, as determined by the General Partner, following direction and approval from the Board of Directors, using such reasonable method of valuation as the Board of Directors may adopt. Subject to Exhibit B hereof, the General Partner shall, after direction and approval from the Board of Directors, use such method as it deems reasonable and appropriate to allocate the aggregate of the 704(c) Values of Contributed Properties in a single or integrated transaction among the separate properties on a basis proportional to their respective fair market values.

[Amended and Restated Agreement of Limited Partnership of VineBrook Homes Operating Partnership, L.P.]

“Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. §17-101, et seq., as it may be amended from time to time, and any successor to such statute.

“Additional Funds” has the meaning set forth in Section 4.3(a).

“Additional Limited Partner” means a Person admitted to the Partnership as a Limited Partner pursuant to Section 12.2 hereof and who is shown as such on the books and records of the Partnership.

“Adjusted Capital Account” means the Capital Account maintained for each Partner as of the end of each Partnership taxable year (a) increased by any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5) and (b) decreased by the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), and 1.704-1(b)(2)(ii)(d)(6). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Adjusted Capital Account as of the end of the relevant Partnership taxable year.

“Adjusted Property” means any property, the Carrying Value of which has been adjusted pursuant to Exhibit B hereof.

“Adviser” means NexPoint Real Estate Advisors V, L.P., a Delaware limited partnership, or its successor or permitted assignee.

“Advisory Agreement” means the Advisory Agreement, dated November 1, 2018, by and between the Company and the Adviser, as now or hereafter amended, restated, modified, supplemented or replaced.

“Affiliate” means, with respect to any Person, any Person directly or indirectly controlling, controlled by or under common control with such Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For the avoidance of doubt, the Manager and the Management Rollover Holders shall be deemed an “Affiliate” of the General Partner for purposes of this Agreement.

“Aggregate Consideration” has the meaning set forth in Section 11.6(c).

“Agreed Value” means (a) in the case of any Contributed Property as of the time of its contribution to the Partnership, the 704(c) Value of such property, reduced by any liabilities either assumed by the Partnership upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Partner by the Partnership, the Partnership’s Carrying Value of such property at the time such property is distributed, reduced by any indebtedness either assumed by such Partner upon such distribution or to which such property is subject at the time of distribution as determined under Section 752 of the Code and the Regulations thereunder.

“Agreement” means this Amended and Restated Agreement of Limited Partnership of the Partnership, as now or hereafter amended, restated, modified, supplemented or replaced.

“Approved Sale” means a Sale of the Partnership which is approved by the Partners holding, collectively, more than 50% of the issued and outstanding Partnership Interests.

“Approving Partners” has the meaning set forth in Section 11.6(a).

“Assignee” means a Person to whom all or a portion of a Partnership Interest has been transferred in a manner permitted under this Agreement, but who has not become a Substituted Limited Partner, and who has the rights set forth in Section 11.5.

“Attorney In Fact” has the meaning set forth in Section 2.4(a).

“Available Cash” means, with respect to any period for which such calculation is being made, all cash balances of the Partnership net of the Partnership’s working capital needs, anticipated capital expenditures, operating expenses, debt service requirements and other necessary reserves, including with respect to contingencies or commitments, as determined by the General Partner in its sole and absolute discretion after consultation with the Adviser and approved by the Board of Directors.

“Bankruptcy Event” shall mean, with respect to any Person, such Person (a) is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (b) becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment.

“Board of Directors” means the Board of Directors of the Company.

“Book-Tax Disparities” means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Partner’s share of the Partnership’s Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Partner’s Capital Account balance as maintained pursuant to Exhibit B and the hypothetical balance of such Partner’s Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

“Book-Up Target” for a Profits LTIP Unit means (a) initially, the Company Common Unit Economic Balance as determined on the date such Profits LTIP Unit was granted less any Capital Contributions (if any) made by the Partner with respect to such Profits LTIP Unit and (b) thereafter, the remaining amount, if any, required to be allocated to such Profits LTIP Unit for the Economic Capital Account Balance of the holder of such Profits LTIP Unit, to the extent attributable to such Profits LTIP Unit, to be equal to the Company Common Unit Economic Balance.

“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means the Capital Account maintained for a Partner pursuant to Exhibit B.

“Capital Contribution” means, with respect to any Partner, any cash, cash equivalents or the Agreed Value of Contributed Property which such Partner contributes or is deemed to contribute to the Partnership.

“Capital LTIP Unit” has the meaning set forth in Section 4.6(a).

“Carrying Value” means (a) with respect to a Contributed Property or Adjusted Property, the 704(c) Value of such property reduced (but not below zero) by all Depreciation with respect to such property charged to the Partners’ Capital Accounts following the contribution of or adjustment with respect to such property, and (b) with respect to any other Partnership property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Exhibit B, and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Partnership properties, as deemed appropriate by the General Partner, after direction and approval by the Board of Directors.

“Cash Amount” means an amount of cash per Partnership Unit equal to the Value on the Valuation Date of the REIT Shares Amount.

“Certificate” means the Certificate of Limited Partnership of the Partnership as filed in the office of the Delaware Secretary of State on July 12, 2018, as amended, restated and/or supplemented from time to time in accordance with the terms hereof and the Act.

“Charter” means the Amended and Restated Articles of Incorporation of the Company filed with the State Department of Assessments and Taxation of the State of Maryland on November 1, 2018, as amended, restated and/or supplemented from time to time.

“Class” means a class of REIT Shares or Partnership Units, as the context may require.

“Class A REIT Shares” means the REIT Shares referred to “Class A Shares” in the PPM.

“Class A Units” means a Partnership Unit entitling the holder thereof to the rights of a holder of Class A Units as provided in this Agreement.

“Class I REIT Shares” means the REIT Shares referred to “Class I Shares” in the PPM.

“Class I Units” means a Partnership Unit entitling the holder thereof to the rights of a holder of Class I Units as provided in this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

“Common Unit Distribution” has the meaning set forth in Section 4.6(a)(2).

“Common Units” means the Partnership Units, other than LTIP Units or any other series of units of limited partnership interests issued in the future and designated as preferred or otherwise different from the Common Units, including, but not limited to, with respect to the payment of distributions, including distributions upon liquidation.

“Company” means VineBrook Homes Trust, Inc., a Maryland corporation.

“Company Common Unit Economic Balance” means (a) the Economic Capital Account Balance of the Company but only to the extent attributable to the Company’s ownership of Common Units and computed on a hypothetical basis after taking into account all allocations through the date on which any allocation is made under Section 1.H of Exhibit C divided by (b) the number of the Company’s Common Units.

“Company Designee” has the meaning set forth in Section 7.12(a)(1).

“Constructive Ownership” or “Constructively Own” means ownership under the constructive ownership rules described in Exhibit E.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act (but excluding cash), contributed or deemed contributed to the Partnership. Once the Carrying Value of a Contributed Property is adjusted pursuant to Exhibit B, such property shall no longer constitute a Contributed Property for purposes of Exhibit B, but shall be deemed an Adjusted Property for such purposes.

“Conversion Date” has the meaning set forth in Section 4.7(b).

“Conversion Factor” means 1.0, subject to adjustment as follows: (i) in case the Company shall (A) make a distribution on the outstanding REIT Shares in REIT Shares, (B) subdivide or reclassify the outstanding REIT Shares into a greater number of REIT Shares, or (C) combine or reclassify the outstanding REIT Shares into a smaller number of REIT Shares, the Conversion Factor in effect at the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution or subject to such subdivision, combination or reclassification shall be proportionately adjusted so that a holder of Partnership Units shall be entitled to receive, upon exchange thereof, the number of REIT Shares (having the same Class designation as the Class of Partnership Units being exchanged) which the holder would have owned at the opening of business on the day following the date fixed for such determination had such Partnership Units been exchanged immediately prior to such determination; (ii) in case the Partnership shall subdivide or reclassify the outstanding Partnership Units into a greater number of Partnership Units, the Conversion Factor in effect at the opening of business on the day following the date fixed for the determination of Partnership Unit holders subject to such subdivision or reclassification shall be proportionately adjusted so that a holder of Partnership Units shall be entitled to receive, upon exchange thereof, the number of REIT Shares (having the same Class designation as the Class of Partnership Units being exchanged) which the holder would have owned at the opening of business on the day following the date fixed for such determination had such Partnership Units been exchanged immediately prior to such determination; (iii) in case the Company (A) shall issue rights or warrants to all holders of REIT Shares entitling them to subscribe for or purchase REIT Shares at a price per share less than the daily market price per REIT Share on the date fixed for the determination of shareholders entitled to receive such rights or warrants, (B) shall not issue similar rights or warrants to all holders of Partnership Units entitling them to subscribe for or purchase REIT Shares or Partnership Units at a comparable price (determined, in the case of Partnership Units, by reference to the Conversion Factor), and (C) cannot issue such rights or warrants to a Redeeming Partner as otherwise required by the definition of “REIT Shares Amount” set forth in this Article 1, then the Conversion Factor in effect at the opening of business on the day following the date fixed for such determination shall be increased by multiplying such Conversion Factor by a fraction of which the numerator shall be the number of REIT Shares outstanding at the close of business on the date fixed for such determination plus the number of REIT Shares so offered for subscription or purchase, and of which the denominator shall be the number of REIT Shares outstanding at the close of business on the date fixed for such determination plus the number of REIT Shares which the aggregate offering price of the total number of REIT Shares so offered for subscription would purchase at such daily market price per share, such increase of the Conversion Factor to become effective immediately after the opening of business on the day following the date fixed for such determination; and (iv) in case the Company shall, by distribution or otherwise, distribute to all holders of its REIT Shares, (A) capital shares of any class other than its REIT Shares, (B) evidence of its indebtedness or (C) assets (excluding any rights or warrants referred to in clause (iii) above, any cash distribution lawfully paid under the laws of the state of organization of the Company, and any distribution referred to in clause (i) above) and shall not cause a corresponding distribution to be made to all holders of Partnership Units, the Conversion Factor shall be adjusted so that the same shall equal the ratio determined by multiplying the Conversion Factor in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which the numerator shall be the daily market price per REIT Share on the date fixed for such determination, and of which the denominator shall be such daily market price per REIT Share less the fair market value (as determined by the Board of Directors, whose determination shall be conclusive and described in a Board resolution certified by the Secretary of the Company and delivered to the holders of the Partnership Units) of the portion of the capital shares or evidences of indebtedness or assets so distributed applicable to one REIT Share, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution.

“Conversion Notice” has the meaning set forth in Section 4.7(b).

“Conversion Right” has the meaning set forth in Section 4.7(a).

“Covered Person” has the meaning set forth in Section 7.8(a).

“Debt” means, as to any Person, as of any date of determination, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (b) all amounts owed by such Person to banks or other Persons in respect of reimbursement obligations under letters of credit, surety bonds and other similar instruments guaranteeing payment or other performance of obligations by such Person, (c) all indebtedness for borrowed money or for the deferred purchase price of property or services secured by any lien on any property owned by such Person, to the extent attributable to such Person’s interest in such property, even though such Person has not assumed or become liable for the payment thereof, and (d) obligations of such Person incurred in connection with entering into a lease which, in accordance with GAAP, should be capitalized.

“Delaware Courts” has the meaning set forth in Section 15.9(b).

“Depreciation” means, for each taxable year, an amount equal to the U.S. federal income tax depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such year, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such year bears to such beginning adjusted tax basis; provided, however, that if the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“Economic Capital Account Balance”, with respect to a Partner, means an amount equal to such Partner’s Capital Account balance, plus the amount of its share of any Partner Minimum Gain and Partnership Minimum Gain.

“Eligible LTIP Unit” has the meaning set forth in Section 4.7(a).

“Equity Incentive Plan” means any equity incentive or compensation plan adopted by the Partnership, including, without limitation, the 2018 Vinebrook REIT Equity Incentive Plan.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended and in effect from time to time, as interpreted by the applicable regulations thereunder. Any reference herein to a specific section or Title of ERISA shall be deemed to include a reference to any corresponding provision of future law.

“final adjustment” has the meaning set forth in Section 10.3(b)(2).

“flow through entity” has the meaning set forth in Section 3.3(d)(3).

“Forced Conversion” has the meaning set forth in Section 4.7(c).

“Forced Conversion Notice” has the meaning set forth in Section 4.7(c).

“GAAP” means U.S. generally accepted accounting principles, applied on a consistent basis.

“General Partner” means VineBrook Homes OP GP, LLC, or its successor or permitted assignee, as general partner of the Partnership.

“General Partner Interest” means a Partnership Interest held by the General Partner, in its capacity as general partner of the Partnership, which shall in all cases be a non-economic interest. A General Partner Interest may be (but is not required to be) expressed as a number of Partnership Units.

“Incapacity” or “Incapacitated” means, (a) as to any individual Partner, death, total physical disability or entry by a court of competent jurisdiction adjudicating such Partner incompetent to manage his or her Person or estate, (b) as to any corporation which is a Partner, the filing of a certificate of dissolution, or its equivalent, for the corporation or the revocation of its charter, (c) as to any partnership or limited liability company which is a Partner, the dissolution and commencement of winding up of the partnership or limited liability company, (d) as to any estate which is a Partner, the distribution by the fiduciary of the estate’s entire interest in the Partnership, (e) as to any trustee of a trust which is a Partner, the termination of the trust (but not the substitution of a new trustee), or (f) as to any Partner, the bankruptcy of such Partner. For purposes of this definition, bankruptcy of a Partner shall be deemed to have occurred when (i) the Partner commences a voluntary proceeding seeking liquidation, reorganization or other relief under any bankruptcy, insolvency or other similar law now or hereafter in effect, (ii) the Partner is adjudged as bankrupt or insolvent, or a final and non-appealable order for relief under any bankruptcy, insolvency or similar law now or hereafter in effect has been entered against the Partner, (iii) the Partner executes and delivers a general assignment for the benefit of the Partner’s creditors, (iv) the Partner files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Partner in any proceeding of the nature described in clause (ii) above, (v) the Partner seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for the Partner or for all or any substantial part of the Partner’s properties, (vi) any proceeding seeking liquidation, reorganization or other relief of or against such Partner under any bankruptcy, insolvency or other similar law now or hereafter in effect has not been dismissed within 120 days after the commencement thereof, (vii) the appointment without the Partner’s consent or acquiescence of a trustee, receiver or liquidator has not been vacated or stayed within 90 days of such appointment, or (viii) an appointment referred to in clause (vii) which has been stayed is not vacated within 90 days after the expiration of any such stay.

“Indemnitee” means: (a) any Person made a party to a proceeding by reason of (i) his or its status as the General Partner, as a trustee, director, officer, shareholder, partner, member, employee, representative or agent of the General Partner, as an officer, employee, representative or agent of the Partnership or as the partnership representative, or (ii) his, her or its liabilities, pursuant to a loan guarantee or otherwise, for any indebtedness of the Partnership or any Subsidiary of the Partnership (including, without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken assets subject to); and (b) such other Persons as the General Partner may designate from time to time (whether before or after the event giving rise to potential liability), at the direction of the Board of Directors.

“Initial Agreement” has the meaning set forth in the recitals hereto.

“Initial General Partner” has the meaning set forth in the recitals hereto.

“Investment Committee” has the meaning set forth in Section 7.12(a).

“Investment Decision” has the meaning set forth in Section 7.12(a).

“Investments” means any investments by the Company or the Partnership in Real Estate Assets or any other asset.

“IRS” means the Internal Revenue Service, which administers the internal revenue laws of the United States.

“Joint Ventures” means any joint venture or partnership arrangements (other than between the Company and the Partnership) in which the Company or the Partnership or any of their subsidiaries is a co-venturer, member or partner, which are established to own Investments.

“judicial review” has the meaning set forth in Section 10.3(b)(1).

“Limited Partner” means the Company and any other Person named as a limited partner of the Partnership in Exhibit A attached hereto, as such Exhibit may be amended from time to time, or any Substituted Limited Partner or Additional Limited Partner, in such Person’s capacity as a limited partner of the Partnership. For purposes of this Agreement and the Act, the Limited Partners shall constitute a single class or group of limited partners.

“Limited Partner Interest” means a Partnership Interest of a Limited Partner in the Partnership representing a fractional part of the Partnership Interests of all Limited Partners and includes any and all benefits to which the holder of such a Partnership Interest may be entitled, as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Limited Partner Interest may be (but is not required to be) expressed as a number of Partnership Units.

“Liquidating Event” has the meaning set forth in Section 13.1.

“Liquidating Gains” means any net gain realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to the net gain realized in connection with an adjustment to the Carrying Value of Partnership assets under Section 1.D of Exhibit B attached hereto.

“Liquidating Losses” means any net loss realized in connection with the actual or hypothetical sale of all or substantially all of the assets of the Partnership (including upon the occurrence of any event of liquidation of the Partnership), including but not limited to the net loss realized in connection with an adjustment to the Carrying Value of Partnership assets under Section 1.D of Exhibit B attached hereto.

“Liquidator” has the meaning set forth in Section 13.2.

“LTIP Unitholder” means a Partner that holds LTIP Units.

“LTIP Units” means a Partnership Unit which is designated as an LTIP Unit and which has the rights, preferences and other privileges designated in Section 4.6 and elsewhere in this Agreement in respect of holders of LTIP Units. The allocation of LTIP Units among the Partners shall be set forth on Exhibit A, as it may be amended and/or restated from time to time.

“Manager” has the meaning set forth in the Management Agreement.

“Management Agreement” means the Management Agreement, dated November 1, 2018, by and among certain Subsidiaries of the Partnership and the Manager, as now or hereafter amended, restated, modified, supplemented or replaced.

“Management Designees” has the meaning set forth in Section 7.12(a)(2).

“Management Rollover Holders” means VineBrook Special Interest Holding, LLC and VineBrook Annex B GP, LLC.

“Net Income” means, for any taxable period, the excess, if any, of the Partnership’s items of income and gain for such taxable period over the Partnership’s items of loss and deduction for such taxable period. The items included in the calculation of Net Income shall be determined in accordance with U.S. federal income tax accounting principles, subject to the specific adjustments provided for in Section 1.B of Exhibit B.

“Net Loss” means, for any taxable period, the excess, if any, of the Partnership’s items of loss and deduction for such taxable period over the Partnership’s items of income and gain for such taxable period. The items included in the calculation of Net Loss shall be determined in accordance with U.S. federal income tax accounting principles, subject to the specific adjustments provided for in Section 1.B of Exhibit B.

“Non-Approving Partners” has the meaning set forth in Section 11.6(a).

“Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(b)(1), and the amount of Nonrecourse Deductions for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(c).

“Nonrecourse Liability” has the meaning set forth in Regulations Section 1.752-1(a)(2).

“Notice of Redemption” means the Notice of Redemption substantially in the form of Exhibit D.

“NREO” means NexPoint Real Estate Opportunities, LLC or any of its successors or permitted assignees.

“Partner” means a General Partner or a Limited Partner, and “Partners” means the General Partner and the Limited Partners collectively.

“Partner Minimum Gain” means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Regulations Section 1.704-2(i)(3).

“Partner Nonrecourse Debt” has the meaning set forth in Regulations Section 1.704-2(b)(4).

“Partner Nonrecourse Deductions” has the meaning set forth in Regulations Section 1.704-2(i)(2), and the amount of Partner Nonrecourse Deductions with respect to a Partner Nonrecourse Debt for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(i)(2).

“Partnership” has the meaning set forth in the recitals hereto.

“Partnership Interest” means an ownership interest in the Partnership held by either a Partner or LTIP Units, to the extent the General Partner has awarded LTIP Units pursuant to an Equity Incentive Plan, and includes any and all benefits to which the holder of such a partnership interest may be entitled as provided in this Agreement, together with all obligations of such Person to comply with the terms and provisions of this Agreement. A Partnership Interest may be (but is not required to be) expressed as a number of Partnership Units.

“Partnership Minimum Gain” has the meaning set forth in Regulations Section 1.704-2(b)(2), and the amount of Partnership Minimum Gain, as well as any net increase or decrease in a Partnership Minimum Gain, for a Partnership taxable year shall be determined in accordance with the rules of Regulations Section 1.704-2(d).

“Partnership Record Date” means the record date established by the General Partner for the distribution of Available Cash pursuant to Section 5.1, which record date shall be the same as the record date established by the Company for a distribution to its shareholders of some or all of its portion of such distribution.

“partnership representative” has the meaning set forth in Section 10.3(a).

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners issued pursuant to Sections 4.1 and 4.2 and includes Class A Units, the Class I Units and LTIP Units and any other classes or series of Partnership Units established after the date hereof. The number of Partnership Units outstanding and the Percentage Interest in the Partnership represented by such Partnership Units are set forth in Exhibit A attached hereto, as it may be amended and/or restated from time to time.

“Partnership Year” means the fiscal year of the Partnership, which shall be the calendar year.

“Percentage Interest” means, as to a Partner, its interest in the Partnership as determined by dividing the Partnership Units owned by such Partner by the total number of Partnership Units then outstanding and as specified in Exhibit A attached hereto, as such Exhibit may be amended from time to time.

“Person” means an individual or a real estate investment trust, corporation, partnership, limited liability company, trust, estate, unincorporated organization, association or other entity.

“PPM” means the Company’s Confidential Private Placement Memorandum, dated August 28, 2018, with respect to the offer and sale of REIT Shares to accredited investors, as amended, restated and/or supplemented from time to time.

“Profits LTIP Unit” has the meaning set forth in Section 4.6(a).

“Properties” means any assets and property of the Partnership such as, but not limited to, interests in real property and personal property, including, without limitation, fee interests, interests in ground leases, easements and rights of way, interests in limited liability companies, Joint Ventures or partnerships, interests in mortgages, and Debt instruments as the Partnership may hold from time to time and “Property” means any one such asset or property.

“Publicly Traded” means listed or admitted to trading on the New York Stock Exchange, the American Stock Exchange, the NASDAQ Stock Market, or any successor to any of the foregoing.

“Purchase Agreements” means (a) those certain Partnership Interest Purchase and Sale and Contribution Agreements, dated July 18, 2018, to acquire all of the issued and outstanding partnership interests of VineBrook Annex I, LP and VineBrook Annex B, LP, (b) that certain Membership Interest Purchase Agreement, dated July 18, 2018, to acquire all of the issued and outstanding membership interests of Huber Funding, LLC and VineBrook Properties, LLC, and (c) those certain Partnership Merger Agreements, dated July 18, 2018, to acquire all of the issued and outstanding partnership interests of VineBrook Partners, LP and VineBrook Partners II, LP.

“Qualified REIT Subsidiary” means a qualified REIT subsidiary of the Company within the meaning of Code Section 856(i)(2).

“Real Estate Assets” means any investment by the Company or the Partnership (including, without limitation, reserves for capital expenditures) in unimproved and improved Real Property (including, without limitation, fee or leasehold interests, options and leases) either directly, through a direct or indirect Subsidiary of the Company or the Partnership or through a Joint Venture.

“Real Property” means real property owned from time to time by the Company or the Partnership, either directly, through a direct or indirect Subsidiary of the Company or the Partnership or through a Joint Venture, which consists of (a) land only, (b) land, including the single-family and multi-family residences located thereon, (c) single-family and multi-family residences only, (d) real estate-related securities (including preferred stock), mortgage, bridge or mezzanine loans, or (e) such Investments the Board of Directors or the Adviser designate as Real Property to the extent such Investments could be classified as Real Property.

“Recapture Income” means any gain recognized by the Partnership upon the disposition of any property or asset of the Partnership, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

“Redeeming Partner” has the meaning set forth in Section 8.6(a).

“Redemption Amount” means either the Cash Amount or the REIT Shares Amount, as determined by the Board of Directors; provided, however, that if the REIT Shares are not Publicly Traded at the time a Redeeming Partner exercises its

Redemption Right, the Redemption Amount shall be paid only in the form of the Cash Amount unless the Redeeming Partner, in its sole and absolute discretion, consents to payment of the Redemption Amount in the form of the REIT Shares Amount. A Redeeming Partner shall have no right, without the Board of Director’s consent, in its sole and absolute discretion, to receive the Redemption Amount in the form of the REIT Shares Amount.

“Redemption Right” shall have the meaning set forth in Section 8.6(a).

“Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

“Reinvestment Plan” shall have the meaning set forth in Section 8.7.

“REIT” means a real estate investment trust under Section 856 of the Code.

“REIT Shares” means shares of common stock, $0.01 par value per share, of the Company, including Class A REIT Shares and Class I REIT Shares.

“REIT Shares Amount” means a number of REIT Shares having the same Class designation as the Class of Partnership Units offered for redemption by a Redeeming Partner equal to the product of such number of Partnership Units offered for redemption by a Redeeming Partner, multiplied by the Conversion Factor; provided, that in the event the Company issues to all holders of REIT Shares rights, options, warrants or convertible or exchangeable securities entitling the shareholders to subscribe for or purchase REIT Shares, or any other securities or property (collectively, the “rights”), and the Company can issue such rights to the Redeeming Partner, then the REIT Shares Amount shall also include such rights that a holder of that number of REIT Shares would be entitled to receive.

“Residual Gain” or “Residual Loss” means any item of gain or loss, as the case may be, of the Partnership recognized for federal income tax purposes resulting from a sale, exchange or other disposition of Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 2.B.(1)(a) or 2.B.(2)(a) of Exhibit C to eliminate Book-Tax Disparities.

“Rollover Holders” means all Limited Partners as of the date hereof other than the Company and NREO.

“Sale of the Partnership” means (a) a transaction or series of related transactions of all or substantially all of the assets of the Partnership, not in the ordinary course of the Partnership’s business, (b) a transaction or series of related transactions in which a Person, or group of related Persons, acquires more than 50% of the outstanding Partnership Units to, or (c) the merger or consolidation of the Partnership with or into another Person that is not (i) an Affiliate of the Partnership or (ii) a Partner, in each case in clauses (b) and (c) above, under circumstances in which the holders of a majority of Partnership Units, immediately prior to such transaction, own less than a majority in voting power of the surviving or resulting Person immediately following such transaction.

“Securities Act” means the Securities Act of 1933, as amended.

“Side Letter” means that certain side letter, dated November 1, 2018, by and among the General Partner, the Manager, the Company, the Partnership and other parties thereto.

“Specified Redemption Date” means the 10th Business Day after receipt by the Partnership of a Notice of Redemption; provided, that if the Company combines its outstanding REIT Shares, no Specified Redemption Date shall occur after the record date of such combination of REIT Shares and prior to the effective date of such combination.

“Subsidiary” means, with respect to any Person, any real estate investment trust, corporation, partnership, limited liability company or other entity of which a majority of (a) the voting power of the voting equity securities or (b) the outstanding equity interests, is owned, directly or indirectly, by such Person.

“Substituted Limited Partner” means a Person who is admitted as a Limited Partner to the Partnership pursuant to Section 11.4.

“Target Balance” has the meaning set forth in Section 1.H.1 of Exhibit C.

“tax audit” has the meaning set forth in Section 10.3(b)(1).

“Tenant” means any tenant from which the Company derives rent either directly or indirectly through partnerships or limited liability companies, including the Partnership.

“transfer” has the meaning set forth in Section 11.1(a).

“Trading Days” means days on which the primary trading market for REIT Shares, if any, is open for trading.

“Unrealized Gain” attributable to any item of Partnership Property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property (as determined under Exhibit B) as of such date; over (b) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B) as of such date.

“Unrealized Loss” attributable to any item of Partnership property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property (prior to any adjustment to be made pursuant to Exhibit B) as of such date; over (b) the fair market value of such property (as determined under Exhibit B) as of such date.

“Unvested LTIP Units” has the meaning set forth in Section 4.6(c)(1).

“Valuation Date” means the date of receipt by the General Partner of a Notice of Redemption or, if such date is not a Business Day, the first Business Day thereafter.

“Value” means, with respect to a REIT Share, the greater of (a) the Company’s most recent net asset value, as determined by the Board of Directors and (b) if the REIT Shares are listed or admitted to trading on any national securities exchange, the volume weighted average price for the 10 consecutive Trading Days immediately preceding the Valuation Date. If the REIT Shares are not listed or admitted to trading on any national securities exchange, the volume weighted average price with respect to a REIT Share will be the volume weighted average price on such day or, if no sale takes place on such day, the average of the closing bid and asked prices on such day, as reported by a reliable quotation source designated by the General Partner or if no such closing bid and asked prices are available, the average of the reported high bid and low asked prices on such day, as reported by a reliable quotation source designated by the General Partner, or if there shall be no bid and asked prices on such day, the average of the high bid and low asked prices, as so reported, on the most recent day (not more than 10 days prior to the date in question) for which prices have been so reported; provided, that if there are no bid and asked prices reported during the 10 days prior to the date in question, the Value of the REIT Shares shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate. In the event the REIT Shares Amount includes rights that a holder of REIT Shares would be entitled to receive, then the Value of such rights shall be determined by the General Partner acting in good faith on the basis of such quotations and other information as it considers, in its reasonable judgment, appropriate.

“Vested LTIP Units” has the meaning set forth in Section 4.6(c)(1).

“Vesting Agreement” means each or any, as the context implies, agreement or instrument entered into by a holder of LTIP Units upon acceptance of an award of LTIP Units under an Equity Incentive Plan.

ARTICLE 2.

ORGANIZATIONAL MATTERS

Section 2.1. Continuation.

The Partners hereby continue the Partnership as a limited partnership under and pursuant to the Act. Except as expressly provided herein to the contrary, the rights and obligations of the Partners and the administration and termination of the Partnership shall be governed by the Act. The Partnership Interest of each Partner shall be personal property for all purposes.

Section 2.2. Name.

The name of the Partnership heretofore formed and continued hereby shall be VineBrook Homes Operating Partnership, L.P. The Partnership’s business may be conducted under any other name or names deemed advisable by the General Partner, and approved by the Board of Directors. The words “Limited Partnership,” “L.P.,” “Ltd.” or similar words or letters shall be included in the Partnership’s name where necessary for the purposes of complying with the laws of any jurisdiction that so requires. The General Partner, at the direction of the Board of Directors, may change the name of the Partnership at any time and from time to time and shall notify the Limited Partners of such change in the next regular communication to the Limited Partners.

Section 2.3. Registered Office and Agent; Principal Office.

The address of the registered office of the Partnership in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware, 19801 and the registered agent for service of process on the Partnership in the State of Delaware shall be The Corporation Trust Company. The principal office of the Partnership shall be 300 Crescent Court, Suite 700, Dallas, Texas 75201 or such other place as the General Partner, at the direction of the Board of Directors, may from time to time designate by notice to the Limited Partners. The Partnership may maintain offices at such other place or places within or outside the State of Delaware as the General Partner and the Board of Directors deem advisable.

Section 2.4. Power of Attorney.

(a) Each Limited Partner and each Assignee hereby constitutes and appoints the General Partner, any Liquidator, and authorized officers and attorneys-in-fact of each (the “Attorney In Fact”), and each of those acting singly, in each case with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead to execute, swear to, acknowledge, deliver, file and record in the appropriate public offices: (i) all certificates, documents and other instruments (including, without limitation, this Agreement and the Certificate and all amendments or restatements thereof) that the Attorney in Fact deems appropriate or necessary to form, qualify or continue the existence or qualification of the Partnership as a limited partnership (or a partnership in which the Limited Partners have limited liability) in the State of Delaware and in all other jurisdictions in which the Partnership may or plans to conduct business or own property; (ii) all instruments that the Attorney In Fact deems appropriate or necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (iii) all conveyances and other instruments or documents that the Attorney In Fact deems appropriate or necessary to reflect the dissolution and winding up of the Partnership pursuant to the terms of this Agreement, including, without limitation, a certificate of cancellation; (iv) all conveyances and other instruments or documents that the Attorney In Fact deems appropriate or necessary to reflect the distribution or exchange of assets of the Partnership pursuant to the terms of this Agreement and (v) all instruments relating to the admission, withdrawal, removal or substitution of any Partner pursuant to Articles 11, 12 or 13 hereof or the Capital Contribution of any Partner. Nothing contained herein shall be construed as authorizing the Attorney In Fact to amend this Agreement except in accordance with Article 14 hereof or as may be otherwise expressly provided for in this Agreement.

(b) The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, in recognition of the fact that each of the Partners will be relying upon the power of the Attorney In Fact to act as contemplated by this Agreement in any filing or other action by it on behalf of the Partnership, and it shall survive and not be affected by the subsequent Incapacity of any Limited Partner or Assignee and the transfer of all or any portion of such Limited Partner’s or Assignee’s Partnership Units and shall extend to such Limited Partner’s or Assignee’s heirs, successors, assigns and personal representatives. Each such Limited Partner or Assignee hereby agrees to be bound by any representation made by the Attorney In Fact, acting in good faith pursuant to such power of attorney, and each such Limited Partner or Assignee hereby waives any and all defenses which may be available to contest, negate or disaffirm the action of the Attorney In Fact, taken in good faith under such power of attorney. Each Limited Partner or Assignee shall execute and deliver to the General Partner or the Liquidator, within 15 days after receipt of the General Partner’s or Liquidator’s request therefor, such further designation, powers of attorney and other instruments as the General Partner or the Liquidator, as the case may be, deems necessary to effectuate this Agreement and the purposes of the Partnership.

(c) Notwithstanding anything in this Section 2.4, no Attorney In Fact may exercise the power and authority under this Section 2.4 without the prior approval of the Board of Directors.

Section 2.5. Term.

The term of the Partnership commenced on the date that the Certificate was filed with the Secretary of State of the State of Delaware and shall continue until dissolved pursuant to the provisions of Article 13 or as otherwise provided by law.

Section 2.6. Admission of Partners.

On the date hereof, (a) upon the execution and delivery of a counterpart to this Agreement and delivery to the Partnership of its initial Capital Contribution, each of the Persons identified as a limited partner of the Partnership on Exhibit A to this Agreement (other than NREO which has already been admitted as limited partner of the Partnership) is hereby admitted to the Partnership as a limited partner of the Partnership and (b) upon the execution and delivery of a counterpart to this Agreement, VineBrook Homes OP GP, LLC is hereby admitted to the Partnership as general partner of the Partnership. Immediately following the admission of VineBrook Homes OP GP, LLC as the general partner, the Initial General Partner, by its execution and delivery of a counterpart of this Agreement, shall withdraw from the Partnership and shall have no further or continuing interest in the Partnership. Each Limited Partner being admitted to the Partnership from time to time after the date hereof shall be deemed admitted to the Partnership as a limited partner of the Partnership upon its execution and delivery of a counterpart to this Agreement and delivery of its initial Capital Contribution.

ARTICLE 3.

PURPOSE

Section 3.1. Purpose and Business.

The purpose and nature of the business to be conducted by the Partnership is to conduct any business that may be lawfully conducted by a limited partnership formed pursuant to the Act.

Section 3.2. Powers.

The Partnership shall be empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to or convenient for the furtherance and accomplishment of the purposes and business described herein and for the protection and benefit of the Partnership, including, without limitation, full power and authority, directly or through its ownership interest in other entities, to enter into, perform and carry out contracts of any kind, borrow money and issue evidences of indebtedness, whether or not secured by mortgage, deed of trust, pledge or other lien, acquire, own, manage, improve and develop real property, and lease, sell, transfer and dispose of real property.

Section 3.3. Representations and Warranties by the Parties.

(a) Each Partner that is an individual represents and warrants to each other Partner that (i) such Partner has the legal capacity to enter into this Agreement and perform such Partner’s obligations hereunder, (ii) the consummation of the transactions contemplated by this Agreement to be performed by such Partner will not result in a breach or violation of, or a default under, any agreement by which such Partner or any of such Partner’s property is or are bound, or any statute, regulation, order or other law to which such Partner is subject, (iii) such Partner is a “United States person” within the meaning of Section 7701(a)(30) of the Code, and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(b) Each Partner that is not an individual represents and warrants to each other Partner that (i) its execution and delivery of this Agreement and all transactions contemplated by this Agreement to be performed by it have been duly authorized by all necessary action, including without limitation, that of its general partner(s), committee(s), trustee(s), beneficiaries, director(s) and/or shareholder(s), as the case may be, as required, (ii) the consummation of such transactions shall not result in a breach or violation of, or a default under, its certificate of limited partnership, partnership agreement, trust agreement, limited liability company operating agreement, declaration of trust, charter or bylaws, as the case may be, any agreement by which such Partner or any of such Partner’s properties or any of its partners, beneficiaries, trustees or shareholders, as the case may be, is or are bound, or any statute, regulation, order or other law to which such Partner or any of its partners, trustees, beneficiaries or shareholders, as the case may be, is or are subject, (iii) such Partner is a “United States person” within the meaning of Section 7701(a)(30) of the Code and (iv) this Agreement is binding upon, and enforceable against, such Partner in accordance with its terms.

(c) Each Partner represents, warrants and agrees that it has acquired and continues to hold its interest in the Partnership for its own account for investment only and not for the purpose of, or with a view toward, the resale or distribution of all or any part thereof, nor with a view toward selling or otherwise distributing such interest or any part thereof at any particular time or under any predetermined circumstances. Each Partner further represents and warrants that it is a sophisticated investor, able and accustomed to handling sophisticated financial matters for itself, particularly real estate investments, and that it has a sufficiently high net worth that it does not anticipate a need for the funds it has invested in the Partnership in what it understands to be a highly speculative and illiquid investment.

(d) Each Partner further represents, warrants, covenants and agrees as follows:

(1) Except as provided in Exhibit F hereto, at any time such Partner actually or Constructively Owns a 25% or greater capital interest or profits interest in the Partnership, it does not and will not, without the prior written consent of the Board of Directors, actually own or Constructively Own (i) with respect to any Tenant that is a corporation, any stock of such Tenant, and (ii) with respect to any Tenant that is not a corporation, any interest in either the assets or net profits of such Tenant.

(2) Upon request of the General Partner, it will promptly disclose to the General Partner and the Company the amount of REIT Shares or other capital shares of the Company that it actually owns or Constructively Owns.

(3) Without the consent of the Board of Directors, which may be given or withheld in its sole discretion, no Partner shall take any action that would cause the Partnership at any time to have more than 100 partners (including as partners those Persons indirectly owning an interest in the Partnership through a partnership, limited liability company, S corporation or grantor trust (such entity, a “flow through entity”), but only if substantially all of the value of such person’s interest in the flow through entity is attributable to the flow through entity’s interest (direct or indirect) in the Partnership).

(e) The representations and warranties contained in this Section 3.3 shall survive the execution and delivery of this Agreement by each Partner and the dissolution and winding up of the Partnership.

(f) Each Partner hereby acknowledges that no representations as to potential profit, cash flows, funds from operations or yield, if any, in respect of the Partnership or the Company have been made by any Partner or any employee or representative or Affiliate of any Partner, and that projections and any other information, including, without limitation, financial and descriptive information and documentation, which may have been in any manner submitted to such Partner shall not constitute any representation or warranty of any kind or nature, express or implied.

(g) Each Partner understands that if, for any reason, (i) the representations, warranties or agreements set forth in this Section 3.3 are violated, or (ii) the Partner’s actual or Constructive Ownership of REIT Shares or other capital shares of the Company violates the limitations set forth in the Charter, then (x) some or all of the Redemption Rights of the Partners may become non-exercisable, and (y) some or all of the REIT Shares owned by the Partners may be automatically transferred to a trust for the benefit of a charitable beneficiary, as provided in the Charter.

Section 3.4. Not Publicly Traded.

The General Partner, on behalf of the Partnership, shall use its commercially reasonable efforts not to take any action which would result in the Partnership being a Publicly Traded partnership within the meaning of either Code Section 469(k)(2) or 7704(b). Subject to this Section 3.4, it is expressly acknowledged and agreed by the Partners that the General Partner may, following direction and approval from the Board of Directors, waive or otherwise modify the application with respect to any Partner(s) or Assignee(s) of any provision herein restricting, prohibiting or otherwise relating to (a) the transfer of a Limited Partner Interest or the Partnership Units evidencing the same, (b) the admission of any Limited Partners and (c) the Redemption Rights of such Partners, and that such waivers or modifications may be made by the General Partner at any time or from time to time, including, without limitation, concurrently with the issuance of any Partnership Units pursuant to the terms of this Agreement.

ARTICLE 4.

CAPITAL CONTRIBUTIONS

Section 4.1. Capital Contributions of the Partners.

At the time of their respective execution of this Agreement, the Partners shall make or shall have made Capital Contributions as set forth in Exhibit A to this Agreement. The Partners shall own Partnership Units of the class or series and in the amounts set forth in Exhibit A and shall have a Percentage Interest in the Partnership as set forth in Exhibit A, which Percentage Interest shall be adjusted in Exhibit A from time to time by the General Partner to the extent necessary to reflect accurately exchanges, redemptions, additional Capital Contributions, the issuance of additional Partnership Units (pursuant to any merger or otherwise), or similar events having an effect on any Partner’s Percentage Interest. Except as provided in Sections 4.3 and 10.4, the Partners shall have no obligation to make any additional Capital Contributions or loans to the Partnership. Each Limited Partner that contributes any Contributed Property shall promptly provide the General Partner with any information regarding such Contributed Property that is requested by the General Partner or the Board of Directors, including for Partnership tax return reporting purposes.

Section 4.2. Issuances of Additional Partnership Interests.

The General Partner is hereby authorized, following approval from the Board of Directors, to cause the Partnership from time to time to issue to any existing Partner or to any other Person, and to admit such Person as a limited partner in the Partnership, Partnership Units (including, without limitation, Common Units and preferred Partnership Units) or other Partnership Interests, in each case in exchange for the contribution by such Person of property or other assets, in one or more classes, or one or more series of any of such classes, or otherwise with such designations, preferences, redemption and conversion rights and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties senior to Limited Partner Interests, all as shall be determined by the General Partner (following direction and approval from the Board of Directors), subject to Delaware law, including, without limitation, (i) the allocations of items of Partnership income, gain, loss, deduction and credit to each such class or series of Partnership Interests; (ii) the right of each such class or series of Partnership Interests to share in Partnership distributions; and (iii) the rights of each such class or series of Partnership Interests upon dissolution and liquidation of the Partnership. The issuance and terms of any LTIP Units shall be in accordance with Section 4.6

Section 4.3. Additional Funds.

(a) The General Partner, following direction and approval from the Board of Directors, may determine from time to time that the Partnership requires additional funds (“Additional Funds”) for the acquisition of additional Properties, for the redemption of Partnership Units or for such other purposes as the General Partner may determine in its reasonable discretion. Subject to Section 7.1(a), additional Funds may be obtained by the Partnership, at the election of the General Partner (following direction and approval from the Board of Directors), in any manner provided in, and in accordance with, the terms of this Section 4.3.

(b) Subject to the approval from the Board of Directors contemplated by Section 4.3(a) and the limitations set forth in Section 7.1, the General Partner, on behalf of the Partnership, may obtain any Additional Funds by accepting Capital Contributions from any Partners or other Persons. In connection with any such Capital Contribution (of cash or property), the General Partner is hereby authorized, to cause the Partnership from time to time to issue additional Partnership Units (as set forth in Section 4.2 above) in consideration therefor, and the Percentage Interests of the Partners shall be adjusted to reflect the issuance of such additional Partnership Units.

(c) Subject to Section 7.01(a) and Section 7.12 and the approval from the Board of Directors contemplated by Section 4.3(a), the General Partner may obtain any Additional Funds by causing the Partnership to incur Debt to any Person upon such terms as the General Partner determines appropriate (after direction from and approval by the Board of Directors of such terms), including making such Debt convertible, redeemable or exchangeable for Partnership Units or REIT Shares; provided, however, that the Partnership shall not incur any such Debt if such Debt is recourse to any Partner (unless the Partner otherwise agrees).

(d) Subject to Section 7.01(a) and Section 7.12 and the approval from the Board of Directors contemplated by Section 4.3(a), the General Partner may obtain any Additional Funds by causing the Partnership to incur Debt with the Company; provided, however, that the Partnership shall not incur any such Debt if (i) a breach, violation or default of such Debt would be deemed to occur by virtue of the transfer of any Partnership Interest, or (ii) such Debt is recourse to any Partner (unless the Partner otherwise agrees).

Section 4.4. No Interest.

No Partner shall be entitled to interest on its Capital Contribution or on such Partner’s Capital Account.

Section 4.5. Preemptive Rights.

No Person shall have any preemptive, preferential or other similar right with respect to (a) additional Capital Contributions or loans to the Partnership or (b) the issuance or sale of any Partnership Units or other Partnership Interests.

Section 4.6. LTIP Units.

(a) Issuance of LTIP Units. The General Partner, at the direction of and approval from the Board of Directors as contemplated by Section 7.1(a), may from time to time issue LTIP Units to Persons who provide services to the Partnership, the General Partner or the Company, for such consideration as the Board of Directors, may determine to be appropriate, and admit such Persons as Limited Partners. LTIP Units may be issued as either capital interests for federal income tax purposes (each, a “Capital LTIP Unit”) or profits interests for federal income tax purposes (each, a “Profits LTIP Unit”). Subject to the following provisions of this Section 4.6 and the special provisions of Sections 4.7, or as otherwise provided in this Agreement with respect to Profits LTIP Units, LTIP Units shall be treated as Common Units, with all of the rights, privileges and obligations attendant thereto. For purposes of computing the Partners’ Percentage Interests, holders of LTIP Units shall be treated as Common Unit holders and LTIP Units shall be treated as Common Units. In particular, the Partnership shall maintain at all times a one-to-one correspondence between LTIP Units and Common Units for conversion, distribution and other purposes, including, without limitation, complying with the following procedures:

(1) If an Adjustment Event (as defined below) occurs, then the General Partner shall make a corresponding adjustment to the LTIP Units to maintain a one-for-one conversion and economic equivalence (subject to the economic differences between Profits LTIP Units and Common Units) ratio between Common Units and LTIP Units. The following shall be “Adjustment Events”: (A) the Partnership makes a distribution on all outstanding Common Units in Partnership Units, (B) the Partnership subdivides the outstanding

Common Units into a greater number of units or combines the outstanding Common Units into a smaller number of units, or (C) the Partnership issues any Partnership Units in exchange for its outstanding Common Units by way of a reclassification or recapitalization of its Common Units. If more than one Adjustment Event occurs, the adjustment to the LTIP Units need be made only once using a single formula that takes into account each and every Adjustment Event as if all Adjustment Events occurred simultaneously. For the avoidance of doubt, the following shall not be Adjustment Events: (x) the issuance of Partnership Units in a financing, reorganization, acquisition (through the acquisition of equity interests or assets), merger, or other similar business combination, (y) the issuance of Partnership Units pursuant to any employee benefit or compensation plan or distribution reinvestment plan or (z) the issuance of any Partnership Units to the General Partner in respect of a Capital Contribution to the Partnership. If the Partnership takes an action affecting the Common Units other than actions specifically described above as “Adjustment Events” and in the opinion of the General Partner, after consultation and direction from the Board of Directors, such action would require an adjustment to the LTIP Units to maintain the one-to-one correspondence described above, the General Partner shall have the right to make such adjustment to the LTIP Units, to the extent permitted by law and by any Equity Incentive Plan, in such manner and at such time as the General Partner, in its sole discretion, may determine to be appropriate under the circumstances. If an adjustment is made to the LTIP Units, as herein provided, the Partnership shall promptly file in the books and records of the Partnership an officer’s certificate setting forth such adjustment and a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after filing of such certificate, the Partnership shall mail a notice to each LTIP Unitholder setting forth the adjustment to his or her LTIP Units and the effective date of such adjustment; and

(2) Subject to the approval of the Board of Directors, the LTIP Unitholders shall, when, as and if authorized and declared by the General Partner out of assets legally available for that purpose, be entitled to receive distributions in an amount per LTIP Unit equal to the distributions per Common Unit (the “Common Unit Distribution”), paid to holders of Common Units on such Partnership Record Date established by the General Partner with respect to such distribution.

(b) Priority. Subject to the provisions of this Section 4.6 and the special provisions of Sections 4.7 and 5.1, the LTIP Units shall rank pari passu with the Common Units as to the payment of regular and special periodic or other distributions and distribution of assets upon liquidation, dissolution or winding up. As to the payment of distributions and as to distribution of assets upon liquidation, dissolution or winding up, any class or series of Partnership Units which by its terms specifies that it shall rank junior to, on a parity with, or senior to the Common Units shall also rank junior to, or pari passu with, or senior to, as the case may be, the LTIP Units. Subject to the terms of any Vesting Agreement, an LTIP Unitholder shall be entitled to transfer his or her LTIP Units to the same extent, and subject to the same restrictions as holders of Common Units are entitled to transfer their Common Units pursuant to Article XI.

(c) Special Provisions. LTIP Units shall be subject to the following special provisions:

(1) Vesting Agreements. LTIP Units may, at the direction of the Board of Directors, be issued subject to vesting, forfeiture and additional restrictions on transfer pursuant to the terms of a Vesting Agreement. The terms of any Vesting Agreement may be modified by the General Partner (only with the approval of the Board of Directors), from time to time, subject to any restrictions on amendment imposed by the relevant Vesting Agreement or by the Equity Incentive Plan, if applicable. LTIP Units that have vested under the terms of a Vesting Agreement are referred to as “Vested LTIP Units”; all other LTIP Units shall be treated as “Unvested LTIP Units.”

(2) Forfeiture. Unless otherwise specified in the Vesting Agreement, upon the occurrence of any event specified in a Vesting Agreement as resulting in either the right of the Partnership to repurchase LTIP Units at a specified purchase price or some other forfeiture of any LTIP Units, then if the Partnership exercises such right to repurchase or forfeiture in accordance with the applicable Vesting Agreement, the relevant LTIP Units shall immediately, and without any further action, be treated as cancelled and no longer outstanding for any purpose. Unless otherwise specified in the Vesting Agreement, no consideration or other payment shall be due with respect to any LTIP Units that have been forfeited, other than any distributions declared with respect to a Partnership Record Date prior to the effective date of the forfeiture.

(3) Redemption. The Redemption Right provided to the holders of Common Unit under Section 8.6 shall not apply with respect to Vested LTIP Units unless and until they are converted to Common Units as provided in Section 4.7.

(d) Voting. Solely with respect to Vested LTIP Units, LTIP Unitholders shall have the same voting rights as the Limited Partners, with the LTIP Units voting as a single class with the Common Units and having one vote per LTIP Unit.

Section 4.7. Conversion of LTIP Units.

(a) Conversion Right. An LTIP Unitholder shall have the right (the “Conversion Right”), at his or her option, at any time to convert all or a portion of his or her Vested LTIP Units into Common Units; provided, however, that a holder may not exercise the Conversion Right for less than one thousand (1,000) Vested LTIP Units or, if such holder holds less than one thousand Vested LTIP Units, all of the Vested LTIP Units held by such holder; provided, further, that a holder of a Profits LTIP Unit may not exercise the Conversion Right with respect to such Profits LTIP Unit prior to the date on which the Book-Up Target for such Profits LTIP Unit becomes zero (an LTIP Unit eligible for conversion pursuant to this Section 4.7(a), an “Eligible LTIP Unit”). LTIP

Unitholders shall not have the right to convert Unvested LTIP Units into Common Units until they become Vested LTIP Units; provided, however, that when an LTIP Unitholder is notified of the expected occurrence of an event that will cause his or her Unvested LTIP Units to become Vested LTIP Units, such LTIP Unitholder may give the Partnership a Conversion Notice conditioned upon and effective as of the time of vesting and such Conversion Notice, unless subsequently revoked by the LTIP Unitholder, shall be accepted by the Partnership subject to such condition. With the approval of the Board of Directors, the General Partner shall have the right at any time to cause a conversion of Vested LTIP Units into Common Units. In all cases, the conversion of any LTIP Units into Common Units shall be subject to the conditions and procedures set forth in this Section 4.7.

(b) Exercise by an LTIP Unitholder. A holder of Eligible LTIP Units may convert such Eligible LTIP Units into an equal number of fully paid and non-assessable Common Units, giving effect to all adjustments (if any) made pursuant to Section 4.6. In order to exercise his or her Conversion Right, an LTIP Unitholder shall deliver a notice (a “Conversion Notice”) in the form attached as Exhibit G to this Agreement to the Partnership (with a copy to the General Partner) not less than ten nor more than 60 days prior to a date (the “Conversion Date”) specified in such Conversion Notice. A Conversion Notice shall be provided in the manner provided in Section 15.1. Each LTIP Unitholder covenants and agrees with the Partnership that all Eligible LTIP Units to be converted pursuant to this Section 4.7(b) shall be free and clear of all liens and encumbrances. Notwithstanding anything herein to the contrary, a holder of Eligible LTIP Units may deliver a Notice of Redemption pursuant to Section 8.6 relating to those Common Units that will be issued to such holder upon conversion of such Eligible LTIP Units into Common Units in advance of the Conversion Date; provided, however, that the redemption of such Common Units by the Partnership shall in no event take place until after the Conversion Date.

(c) Forced Conversion. With the approval of the Board of Directors, the General Partner, on behalf of the Partnership, may cause any number of Eligible LTIP Units held by an LTIP Unitholder to be converted (a “Forced Conversion”) into an equal number of Common Units, giving effect to all adjustments (if any) made pursuant to Section 4.6; provided, however, that the General Partner, on behalf of the Partnership, may not cause Forced Conversion of any Eligible Units that would not at the time be eligible for conversion at the option of such LTIP Unitholder pursuant to Section 4.7(b). In order to exercise its right of Forced Conversion, the General Partner on behalf of the Partnership, shall deliver a notice (a “Forced Conversion Notice”) in the form attached as Exhibit H to this Agreement to the applicable LTIP Unitholder not less than ten nor more than 60 days prior to the Conversion Date specified in such Forced Conversion Notice. A Forced Conversion Notice shall be provided in the manner provided in Section 15.1.

(d) Completion of Conversion. A conversion of Eligible LTIP Units for which the holder thereof has given a Conversion Notice or the General Partner, on behalf of the Partnership, has given a Forced Conversion Notice shall occur automatically after the close of business on the applicable Conversion Date without any action on the part of such LTIP Unitholder, as of which time such LTIP Unitholder shall be credited on the books and records of the Partnership with the issuance as of the opening of business on the next day of the number of Common Units issuable upon such conversion. After the conversion of Eligible LTIP Units as aforesaid, the Partnership shall deliver to such LTIP Unitholder, upon his or her written request, a certificate of the General Partner certifying the number of Common Units and remaining LTIP Units, if any, held by such person immediately after such conversion.

ARTICLE 5.

DISTRIBUTIONS

Section 5.1. Requirement and Characterization of Distributions.

The General Partner shall distribute at least quarterly all or such portion of Available Cash generated by the Partnership during such quarter or shorter period to the Partners that are Partners on the Partnership Record Date with respect to such quarter or shorter period pro rata in accordance with their Percentage Interests; provided, that in no event may a Partner receive a distribution of Available Cash with respect to a Partnership Unit if such Partner is entitled to receive a distribution out of such Available Cash with respect to a REIT Share for which such Partnership Unit has been exchanged, and any such distribution shall be made to the Company. In accordance with Section 4.6(a), LTIP Unitholders shall be entitled to receive distributions pursuant to this Section 5.1 in an amount per LTIP Unit equal to the Common Unit Distributions.

Section 5.2. Amounts Withheld.

All amounts withheld pursuant to the Code or any provisions of any state, local or non-U.S. tax law and Section 10.4 with respect to any allocation, payment or distribution to any Partner or Assignee shall be treated as amounts distributed to such Partner or Assignee pursuant to Section 5.1 for all purposes under this Agreement.

Section 5.3. Distributions Upon Liquidation.

Proceeds from a Sale of the Partnership and any other cash received or reductions in reserves made after commencement of the liquidation of the Partnership shall be distributed to the Partners in accordance with Section 13.2.

Section 5.4. Restricted Distributions.

Notwithstanding any provision to the contrary contained in this Agreement, the Partnership, and the General Partner on behalf of the Partnership, shall not make a distribution to any Partner on account of its interest in the Partnership if such distribution would violate Section 17-607 of the Act or other applicable law.

ARTICLE 6.

ALLOCATIONS

Section 6.1. Allocations For Capital Account Purposes

(a) After giving effect to the special allocations set forth in Section 1 of Exhibit C attached hereto for the applicable taxable year or other allocation period, and subject to Section 4 of Exhibit B attached hereto, Net Income for each taxable year or other allocation period shall be allocated to the Partners’ Capital Accounts in the following order of priority:

(1) First, to the General Partner until the cumulative Net Income allocated to the General Partner under this Section 6.1(a)(1) equals the cumulative Net Loss allocated to the General Partner under Section 6.1(b)(2);

(2) Next, to the holders of Common Units and LTIP Units until the cumulative Net Income allocated to such holders under this Section 6.1(a)(2) equals the cumulative Net Loss allocated to such holders under Section 6.1(b)(1) (pro rata in accordance with the excess of such Net Loss over such Net Income for each such holder); and

(3) Thereafter, to the holders of Common Units and LTIP Units pro rata in accordance with their respective Percentage Interests.

(b) After giving effect to the special allocations set forth in Section 1 of Exhibit C attached hereto for the applicable taxable year or other allocation period, and subject to Section 4 of Exhibit B attached hereto, Net Loss for each taxable year or other allocation period shall be allocated to the Partners’ Capital Accounts in the following order of priority.

(1) First, to the holders of Common Units and LTIP Units with positive balances in their Economic Capital Account Balances in accordance with such balances until their Economic Capital Account Balances are reduced to zero; and

(2) Thereafter, to the General Partner.

For purposes of determining allocations of Net Loss pursuant to Section 6.1(b)(1), a holder of a Profits LTIP Unit shall be treated as having a separate Economic Capital Account Balance, and for this purpose a separate Capital Account with an appropriate share of Partnership Minimum Gain and Partner Minimum Gain shall be maintained, for each tranche of Profits LTIP Units with a different issuance date that it holds and a separate Capital Account for its Common Units or Capital LTIP Units, if applicable, and the Economic Capital Account Balance of each holder of Common Units or Capital LTIP Units shall not include any Economic Capital Account Balance attributable to other series or classes of Partnership Units.

ARTICLE 7.

MANAGEMENT AND OPERATIONS OF BUSINESS

Section 7.1. Management.

(a) Except as otherwise expressly provided in this Agreement, all management powers over the business and affairs of the Partnership are and shall be exclusively vested in the General Partner, and no Limited Partner shall have any right to participate in or exercise control or management power over the business and affairs of the Partnership. The General Partner may be removed by the Limited Partners with or without cause with the approval of the Limited Partners holding a majority of the Percentage Interests. In addition to the powers now or hereafter granted to a general partner of a limited partnership under applicable law or which are granted to the General Partner under any other provision of this Agreement, the General Partner, subject to the terms of this Agreement, shall have full power and authority to do all things deemed necessary, desirable or convenient by it to conduct the business of the Partnership, to exercise all powers set forth in Section 3.2 and to effectuate the purposes set forth in Section 3.1. Notwithstanding the foregoing, except as expressly contemplated by the Management Agreement or is delegated to the Investment Committee pursuant to Section 7.12, the General Partner shall not do any of the following without the prior approval of the Board of Directors:

(1) the making of any expenditures, the lending or borrowing of money (including, without limitation, making prepayments on loans and borrowing money to permit the Partnership to make distributions to its Partners in such amounts as will permit the Company (so long as the Company desires to maintain its qualification as a REIT) to avoid the payment of any U.S. federal income tax (including, for this purpose, any excise tax pursuant to Section 4981 of the Code) and to make distributions to its shareholders in amounts sufficient to permit the Company to maintain its REIT status), the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidence of indebtedness (including the securing of the same by deed, mortgage, deed of trust or other lien or encumbrance on the Partnership’s assets or any assets of its Subsidiaries);

(2) the making of tax, regulatory and other filings or elections, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Partnership;

(3) the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any assets of the Partnership (including the exercise or grant of any conversion, option, privilege, or subscription right or other right available in connection with any assets at any time held by the Partnership) or the merger or other combination of the Partnership with or into another entity (all of the foregoing subject to any prior approval only to the extent required by Section 7.3);

(4) the mortgage, pledge, encumbrance or hypothecation of any assets of the Partnership, the use of the assets of the Partnership (including, without limitation, cash on hand) for any purpose consistent with the terms of this Agreement and on any terms that it sees fit, including, without limitation, the financing of the conduct of the operations of the Partnership, the Company or any of the Partnership’s or the Company’s Subsidiaries, the lending of funds to other Persons (including, without limitation, the Subsidiaries of the Partnership and/or the Company) and the repayment of obligations of the Partnership and its Subsidiaries and any other Person in which it has an equity investment, and the making of capital contributions to its Subsidiaries;

(5) the negotiation, execution, delivery and performance of any contracts (including leases), conveyances or other instruments that the General Partner considers useful or necessary or convenient to the conduct of the Partnership’s operations or the implementation of the General Partner’s powers under this Agreement, including, without limitation, contracting with consultants, accountants, legal counsel, other professional advisors and other agents and the payment of their expenses and compensation out of the Partnership’s assets;

(6) the distribution of Partnership cash or other Partnership assets in accordance with this Agreement;

(7) holding, managing, investing and reinvesting cash and other assets of the Partnership;

(8) the amending, restating and/or supplementing this Agreement, any side letter contemplated by Section 15.11, or the Certificate;

(9) the establishment of one or more divisions of the Partnership, the selection and dismissal of employees of the Partnership (including, without limitation, employees who may be designated as officers with titles such as “president,” “vice president,” “secretary” and “treasurer” of the Partnership), and agents, outside attorneys, accountants, consultants and contractors of the Partnership, and the determination of their compensation and other terms of employment or hiring;

(10) the formation of, or acquisition of an interest in, and the contribution of property to, any further limited or general partnerships, limited liability companies, real estate investment trusts, corporations, entities that are treated as REITs, “taxable REIT subsidiaries” or as foreign corporations for federal income tax purposes, Joint Ventures or other relationships that it deems desirable (including, without limitation, the acquisition of interests in, and the contributions of property or the making of loans to, its or the Company’s Subsidiaries and any other Person in which it has an equity investment from time to time or the incurrence of indebtedness on behalf of such Persons or the guarantee of obligations of such Persons and the making of any tax, regulatory or other filing or election with respect to any of the foregoing Persons); provided, that as long as the Company has determined to continue to qualify as a REIT, the Partnership may not engage in any such formation, acquisition or contribution that would cause the Company to fail to qualify as a REIT;

(11) the control of any matters affecting the rights and obligations of the Partnership, including the settlement, compromise, submission to arbitration or any other form of dispute resolution, or abandonment of, any claim, cause of action, liability, Debt or damages, due or owing to or from the Partnership, the commencement or defense of suits, legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, and the representation of the Partnership in all suits or legal proceedings, administrative proceedings, arbitrations or other forms of dispute resolution, the incurrence of legal expense, and the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

(12) the undertaking of any action in connection with the Partnership’s direct or indirect investment in any Subsidiary or any other Person (including, without limitation, the contribution or loan of funds by the Partnership to such Persons);

(13) the determination of the fair market value of any Partnership Property distributed in kind using such reasonable method of valuation as the General Partner may adopt;

(14) the enforcement of any rights against any Partner pursuant to representations, warranties, covenants and indemnities relating to such Partner’s contribution of property or assets to the Partnership;

(15) the exercise, directly or indirectly, through any attorney-in-fact acting under a general or limited power of attorney, of any right, including the right to vote, appurtenant to any asset or investment held by the Partnership;

(16) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of or in connection with any Subsidiary of the Partnership or any other Person in which the Partnership has a direct or indirect interest, or jointly with any such Subsidiary or other Person;

(17) the exercise of any of the powers of the General Partner enumerated in this Agreement on behalf of any Person in which the Partnership does not have an interest pursuant to contractual or other arrangements with such Person;

(18) the making, execution, delivery and performance of any and all deeds, leases, notes, mortgages, deeds of trust, security agreements, conveyances, contracts, guarantees, warranties, indemnities, waivers, releases or legal instruments or agreements in writing necessary, appropriate or convenient, in the judgment of the General Partner, for the accomplishment of any of the powers of the General Partner enumerated in this Agreement;

(19) the issuance of additional Partnership Units and other partnership interests to any Partners or other Persons.

(b) Subject to the any rights of the Partners and any direction or approval of the Board of Directors set forth in this Agreement, including, but not limited to, Section 7.1(a), each of the Limited Partners agrees that the General Partner is authorized to execute, deliver and perform the above-mentioned agreements and transactions on behalf of the Partnership, and otherwise to exercise any power of the General Partner under this Agreement or the Act, without any further act, approval or vote of the Partners or any other Person, notwithstanding any other provision of this Agreement (except as provided in Section 7.3), the Act or any applicable law, rule or regulation, to the fullest extent permitted under the Act or other applicable law, rule or regulation. The execution, delivery or performance by the General Partner or the Partnership of any agreement authorized or permitted under this Agreement shall not constitute a breach by the General Partner of any duty that the General Partner may owe the Partnership or the Limited Partners or any other Persons under this Agreement or of any duty stated or implied by law or equity.

(c) At all times from and after the date hereof, the General Partner, at the direction of the Board of Directors, may cause the Partnership to establish and maintain working capital accounts and other cash or similar balances in such amounts as the General Partner, after consultation with the Board of Directors, deems appropriate and reasonable from time to time.

(d) At all times from and after the date hereof, the General Partner may cause, and if directed by the Board of Directors, shall cause, the Partnership to obtain and maintain (i) casualty, liability and other insurance on the Properties and (ii) liability insurance for the Indemnitees hereunder.

(e) In exercising its authority under this Agreement, the General Partner (solely to the extent directed by the Board of Directors, and in all cases in accordance with such directions from the Board of Directors) may take into account the tax consequences to any Partner of any action taken (or not taken) by it. The General Partner, the Board of Directors, and the Partnership shall not be liable to a Limited Partner under any circumstances as a result of an income tax or other tax liability incurred by such Limited Partner as a result of an action (or inaction) by the General Partner taken pursuant to its authority under this Agreement or at the direction of the Board of Directors.

Section 7.2. Certificate of Limited Partnership.

The Initial General Partner filed the Certificate with the Secretary of State of the State of Delaware as required by the Act. The General Partner shall use all reasonable efforts to cause to be filed such other certificates or documents as may be reasonable and necessary or appropriate for the formation, continuation, qualification and operation of a limited partnership (or a partnership in which the limited partners have limited liability) in the State of Delaware and any other state, or the District of Columbia, in which the Partnership may elect to do business or own property. To the extent that such action is determined by the General Partner to be reasonable and necessary or appropriate or convenient, the General Partner shall file amendments to and restatements of the Certificate and do all of the things to maintain the Partnership as a limited partnership (or a partnership in which the limited partners have limited liability) under the laws of the State of Delaware and each other state, or the District of Columbia, in which the Partnership may elect to do business or own property. Subject to the terms of Section 8.5(a)(2), the General Partner shall not be required, before or after filing, to deliver or mail a copy of the Certificate or any amendment thereto or restatement thereof to any Limited Partner.

Section 7.3. Restrictions on General Partner Authority.

The General Partner may not take any action in contravention of an express prohibition or limitation of this Agreement without the written consent of Limited Partners holding a majority of the Percentage Interests held by Limited Partners, or such other percentage of the Limited Partners as may be specifically provided for under a provision of this Agreement. To the extent this Agreement requires the approval or direction of the Board of Directors, such approval or direction shall require the affirmative vote of a majority of the Board of Directors and shall include at least one member of the Board of Directors appointed by the Adviser or such other approval standard of the Board of Direction as may be specifically provided for under a provision of this Agreement.

Section 7.4. Reimbursement of the General Partner and the Company.

(a) Except as provided in this Section 7.4 and elsewhere in this Agreement (including the provisions of Articles 5 and 6 regarding distributions, payments, and allocations to which it may be entitled), the General Partner shall not be compensated for its services as general partner of the Partnership.

(b) The Partnership shall be responsible for and shall pay all expenses relating to the Partnership’s and the General Partner’s organization and the ownership of each of their assets and operations. The General Partner shall be reimbursed on a monthly basis for all expenditures that it reasonably incurs relating to the ownership and operation of, or for the benefit of, the Partnership; provided, that the amount of any such reimbursement shall be reduced by any interest earned by the General Partner with respect to bank accounts or other instruments or accounts held by it on behalf of the Partnership; and provided, further, that the General Partner shall not be reimbursed for any (i) trustees’/directors’ fees, (ii) income tax liabilities or (iii) filing or similar fees in connection with maintaining the General Partner’s or any such Affiliate’s continued existence that are incurred by the General Partner or an Affiliate, but the Partners acknowledge that all other expenses of the General Partner and its Affiliates are deemed to be for the benefit of the Partnership. Such reimbursement shall be in addition to any reimbursement made as a result of indemnification pursuant to Section 7.7. Included among the expenditures for which the General Partner shall be entitled to reimbursement hereunder shall be any payments of debt service made by the General Partner, in its capacity as General Partner, as guarantor or otherwise, with respect to indebtedness encumbering any property held by the Partnership.

(c) In the event that the Company shall elect to purchase from its shareholders REIT Shares for the purpose of delivering such REIT Shares to satisfy an obligation under any distribution reinvestment program adopted by the Company, any employee share purchase plan adopted by the Company, or any similar obligation or arrangement undertaken by the Company in the future, the purchase price paid by the Company for such REIT Shares and any other expenses incurred by the Company in connection with such purchase shall be considered expenses of the Partnership and shall be reimbursed to the Company, subject to the condition that: (i) if such REIT Shares subsequently are sold by the Company, the Company shall pay to the Partnership any proceeds received by the Company for such REIT Shares (which sales proceeds shall include the amount of distributions reinvested under any distribution reinvestment or similar program; provided, that a transfer of REIT Shares for Partnership Units pursuant to Section 8.6 would not be considered a sale for such purposes); and (ii) if such REIT Shares are not retransferred by the Company within 30 days after the purchase thereof, the General Partner shall cause the Partnership to cancel a number of Partnership Units (in the applicable Class) held by the Company equal to the product obtained by multiplying the Conversion Factor by the number of such REIT Shares (in the applicable Class) (in which case such reimbursement shall be treated as a distribution in redemption of applicable Class of Partnership Units held by the Company).

Section 7.5. Outside Activities of the General Partner.

The General Partner and any Affiliates of the General Partner shall only conduct the activities contemplated by this Agreement and the Management Agreement. Notwithstanding the foregoing, the General Partner and any Affiliates of the General Partner may (a) acquire Limited Partner Interests and shall be entitled to exercise all rights of a Limited Partner relating to such Limited Partner Interests and (b) acquire less than 5% of the equity securities of any Person, which securities are listed on any national securities exchange and the General Partner or such Affiliate has no other business relationship, direct or indirect, with the issuer of such securities. For the avoidance of doubt, family members of Affiliates of the General Partner are permitted to own real estate for commercial purposes.

Section 7.6. Contracts with Affiliates.

(a) The Partnership may lend or contribute funds or other assets to, and borrow funds from, its or the Company’s Subsidiaries or other Persons in which it or the Company has an equity or other interests and such Persons may borrow funds from, and lend or contributed funds or other assets to, the Partnership, on terms and conditions established by the General Partner (following direction from and subject to approval by the Board of Directors). The foregoing authority shall not create any right or benefit in favor of any Subsidiary or any other Person.

(b) Except as provided in Section 7.5, the Partnership may transfer assets to Joint Ventures upon such terms and subject to such conditions consistent with this Agreement and applicable law as the General Partner deems appropriate, following direction from and subject to approval by the Board of Directors.

(c) Except as expressly permitted by this Agreement, neither the General Partner nor any of its Affiliates shall sell, transfer or convey any property to, or purchase any property from, the Partnership, directly or indirectly, except pursuant to transactions that are determined by the General Partner in good faith to be fair and reasonable.

(d) The General Partner, at the direction of and following approval from the Board of Directors, may propose and adopt, on behalf of the Partnership, employee benefit plans, share option plans, and similar plans funded by the Partnership for the benefit of employees of the General Partner, the Company, the Partnership, Subsidiaries of the Partnership or any Affiliate of any of them in respect of services performed, directly or indirectly, for the benefit of the Partnership, the Company, the General Partner or any Subsidiaries of the Partnership.

Section 7.7. Indemnification.

(a) To the fullest extent permitted by Delaware law, the Partnership shall indemnify each Indemnitee from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements, and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, that relate to the operations of the Partnership or the Company as set forth in this Agreement, in which such Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, except to the extent such Indemnitee acted in bad faith, or with gross negligence or willful misconduct. Without limitation, the foregoing indemnity shall extend to any liability of any Indemnitee, pursuant to a loan guaranty or otherwise for any indebtedness of the Partnership or any Subsidiary of the Partnership (including without limitation, any indebtedness which the Partnership or any Subsidiary of the Partnership has assumed or taken subject to), and the General Partner is hereby authorized and empowered, on behalf of the Partnership, to enter into one or more indemnity agreements consistent with the provisions of this Section 7.7 in favor of any Indemnitee having or potentially having liability for any such indebtedness. Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Partnership, and neither the General Partner nor any Limited Partner shall have any obligation to contribute to the capital of the Partnership, or otherwise provide funds, to enable the Partnership to fund its obligations under this Section 7.7.

(b) Reasonable expenses incurred by an Indemnitee who is a party to a proceeding shall be paid or reimbursed by the Partnership in advance of the final disposition of the proceeding, upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in Section 7.7(a).

(c) The indemnification provided by this Section 7.7 shall be in addition to any other rights to which an Indemnitee or any other Person may be entitled under any agreement, pursuant to any vote of the Partners, as a matter of law or otherwise, and shall continue as to an Indemnitee who has ceased to serve in such capacity unless otherwise provided in a written agreement pursuant to which such Indemnitees are indemnified.

(d) The Partnership may purchase and maintain insurance, on behalf of the Indemnitees and such other Persons as the General Partner shall determine, against any liability that may be asserted against or expenses that may be incurred by such Person in connection with the Partnership’s activities, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

(e) For purposes of this Section 7.7, the Partnership shall be deemed to have requested an Indemnitee to serve as fiduciary of an employee benefit plan whenever the performance by it of its duties to the Partnership also imposes duties on, or otherwise involves services by, it to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute fines within the meaning of this Section 7.7; and actions taken or omitted by the Indemnitee with respect to an employee benefit plan in the performance of its duties for a purpose reasonably believed by it to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Partnership.

(f) In no event may an Indemnitee subject any of the Partners to personal liability by reason of the indemnification provisions set forth in this Agreement.

(g) An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

(h) The provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons. Any amendment, modification or repeal of this Section 7.7 or any provision hereof shall be prospective only and shall not in any way affect the Partnership’s liability to any Indemnitee under this Section 7.7, as in effect immediately prior to such amendment, modification, or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

Section 7.8. Liability of the General Partner and its Affiliates.

(a) Notwithstanding anything to the contrary set forth in this Agreement and subject to the terms of the Management Agreement, none of the General Partner, its

Affiliates, or any of their respective officers, trustees, directors, shareholders, partners, members, employees, representatives or agents or any officer, employee, representative or agent of the Partnership and its Affiliates (individually, a “Covered Person” and collectively, the “Covered Persons”) shall be liable for monetary damages to the Partnership, any Partners or any Assignees for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the Covered Person’s conduct did not constitute bad faith, gross negligence or willful misconduct.

(b) The Limited Partners expressly acknowledge that the General Partner is acting on behalf of the Partnership, the Limited Partners and the shareholders of the Company collectively, that the General Partner is under no obligation to consider the separate interests of the Limited Partners (except as otherwise provided herein) in deciding whether to cause the Partnership to take (or decline to take) any actions. In the event of a conflict between the interests of the shareholders of the Company on the one hand and the Limited Partners on the other, the General Partner shall consult with the Board of Directors and shall endeavor in good faith to resolve the conflict in a manner not adverse to either the shareholders of the Company or the Limited Partners; provided, however, that any such conflict that the General Partner in good faith determines cannot be resolved in a manner not adverse to either the shareholders of the Company or the Limited Partners shall be resolved in favor of the shareholders of the Company. The General Partner shall not be liable for monetary damages for losses sustained, liabilities incurred, or benefits not derived by Limited Partners in connection with such decisions; provided, that the General Partner has acted in good faith.

(c) Subject to its obligations and duties as General Partner set forth in Section 7.1(a), the General Partner may delegate any powers granted to it by this Agreement to any of its employees or Affiliates as permitted by and pursuant to the terms of the Management Agreement.

(d) Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the Covered Person’s liability to the Partnership and the Limited Partners under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

(e) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to the Partners, any Covered Person acting under this Agreement or otherwise shall not be liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Partners to replace such other duties and liabilities of such Covered Person.

Section 7.9. Other Matters Concerning the General Partner.

(a) The General Partner may rely and shall be protected in acting, or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture, or other paper or document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties.

(b) The General Partner may consult with legal counsel, accountants, appraisers, management consultants, investment bankers, architects, engineers, environmental consultants and other consultants and advisers selected by it and approved by the Board of Directors, and any act taken or omitted to be taken in reliance upon the opinion of such Persons as to matters which the General Partner reasonably believes to be within such Person’s professional or expert competence shall be conclusively presumed to have been done or omitted in good faith and in accordance with such opinion.

(c) The General Partner shall have the right, in respect of any of its powers or obligations hereunder, to act through any of its duly authorized officers and duly appointed attorneys-in-fact. Each such attorney shall, to the extent provided by the General Partner in the power of attorney, have full power and authority to do and perform each and every act and duty which is permitted or required to be done by the General Partner hereunder.

(d) Notwithstanding any other provisions of this Agreement or the Act, any action of the General Partner on behalf of the Partnership or any decision of the General Partner to refrain from acting on behalf of the Partnership, undertaken in the good faith belief that such action or omission is necessary or advisable in order (i) to protect the ability of the Company to continue to qualify as a REIT, or (ii) to avoid the Company incurring any taxes under Section 337(d), 857, 1374 or 4981 of the Code, is expressly authorized under this Agreement and is deemed approved by all of the Limited Partners.

Section 7.10. Title to Partnership Assets.

Title to Partnership assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof.

Section 7.11. Reliance by Third Parties.

Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Partnership shall be entitled to assume that the General Partner has full power and authority, without consent or approval of any other Partner or Person (unless set forth herein), to encumber, sell or otherwise use in any manner any and all assets of the Partnership and to enter into any contracts on behalf of the Partnership, and take any and all actions on behalf of the Partnership and such Person shall be entitled to deal with the General Partner as if the General Partner were the Partnership’s sole party in interest, both legally and beneficially. Each Limited Partner hereby waives any and all defenses or other remedies which may be available against such Person to contest, negate or disaffirm any action of the General Partner in connection with any such dealing. In no event shall any Person dealing with the General Partner or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the General Partner or its representatives. Each and every certificate, document or other instrument executed on behalf of the Partnership by the General Partner or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Partnership, and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Partnership.

Section 7.12. Investment Committee.

(a) The Partnership shall establish a committee (the “Investment Committee”), which shall be subordinate to the General Partner. The Investment Committee, shall be responsible for making all decisions and approvals, with respect to (i) potential Investments directly or indirectly by the Partnership, (ii) any potential Investments directly or indirectly by the Partnership in geographic markets that the Partnership and its Subsidiaries do not own and operate one or more Properties as of the date of this Agreement, (iii) dispositions of Investments held directly or indirectly by the Partnership, (iv) all financing arrangements relating to any existing or potential Investments and (v) asset allocation (any such determination, an “Investment Decision”). The Investment Committee shall be initially comprised of three members, and the members of the Investment Committee shall initially be Matt McGraner, Dana Sprong and Ryan McGarry. The members of the Investment Committee shall be designated as follows:

(1) one of member shall be designated from time to time by the Company, which designees may include individuals employed by the Adviser (the “Company Designee”); and

(2) two of the members shall be designated by the Manager so long as the Management Agreement remains in full force and effect (the “Management Designees”). In the event the Management Agreement is terminated pursuant to its terms, the Management Designees shall be designated by the Limited Partners holding a majority of the Percentage Interests of the Limited Partners.

(b) If at any time the Company Designee ceases to serve on the Investment Committee (whether due to resignation, removal, disqualification or otherwise), the Company shall be responsible for the designation of a replacement for such Company Designee pursuant to Section 7.12(a)(1) and shall designate a replacement for such

Company Designee by written notice to the Partnership. The Company shall be entitled to remove the Company Designee, at any time and from time to time, with or without cause (subject to applicable law), in the sole and absolute discretion of the Company, and the Company shall give written notice of such removal to the Partnership.

(c) If at any time any Management Designee ceases to serve on the Investment Committee (whether due to resignation, removal, disqualification or otherwise), the Manager shall be responsible for the designation of a replacement for such Management Designee pursuant to Section 7.12(a)(2) and shall designate a replacement for such Management Designee by written notice to the Partnership. The Manager shall be entitled to remove any Management Designee, at any time and from time to time, with or without cause (subject to applicable law), in the sole and absolute discretion of the Manager. The Manager shall give written notice of such removal to the Partnership.

(d) On all Investment Decisions, each member of the Investment Committee shall be entitled to one vote.

(e) Meetings of the Investment Committee may be called by any member of the Investment Committee at any time. Each Investment Committee member shall be provided with not less than one Business Day’s nor more than 30 Business Days’ advance written notice of any meeting of the Investment Committee. A majority of the total number of members of the Investment Committee shall constitute a quorum provided, that the Company Designee is present. Investment Committee meetings shall be held at such location as may be specified in the notice of meeting. Investment Committee members may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating at the meeting can hear each other, and participation in such meetings shall constitute presence in person at the meeting. In the event the approval or consent of the Investment Committee is required for any action to be taken by the Partnership, such approval or consent may, in lieu of a meeting of the Investment Committee, be provided in writing, executed by all members of the Investment Committee.

(f) Any reports concerning the making of potential Investments, the disposal of existing Investments, or any financing arrangements relating to existing or potential Investments that are submitted pursuant to the Management Agreement or the Advisory Agreement, as applicable, to the Partnership shall be distributed promptly to all members of the Investment Committee, and shall be considered by the Investment Committee in making an Investment Decision relating to the matters covered therein.

(g) The members of the Investment Committee shall seek to make Investment Decisions on a unanimous basis; provided, that if no unanimous decision is made, any Investment Decision submitted for the approval of the Investment Committee shall be deemed approved (except by written consent contemplated by Section 7.12(e)) if approved by the affirmative vote of a majority of the total number of members of the Investment Committee; provided, that such affirmative vote includes the affirmative vote of the Company Designee, unless such Investment Decision (i) involves a potential Investment by the Partnership that has a purchase price (inclusive of any necessary or planned capital expenditures) that is less than $1,000,000 and (ii) relates to an Investment that is in geographic markets that the Partnership and its Subsidiaries own and operate twenty-five or more Properties as of the date of this Agreement.

(h) Notwithstanding anything to the contrary herein, (i) the Board of Directors may overturn any Investment Decision pursuant to this Section 7.12, by the affirmative vote of a majority of the Board of Directors, and shall include at least one member of the Board of Directors appointed by the Adviser and (ii) any approval or consent of the Investment Committee that would cause a default under any credit facility the Company, the Partnership or any of their respective Subsidiaries is a party to or would otherwise violate any agreement to which the Partnership is a party to, shall be automatically null and void without any additional action by the Board of Directors or any other Person.

ARTICLE 8.

RIGHTS AND OBLIGATIONS OF LIMITED PARTNERS

Section 8.1. Limitation of Liability.

No Limited Partner, acting in its capacity as such, shall have any liability under this Agreement except for liability resulting from: (a) an act or omission on the part of such Limited Partner that was committed in bad faith or was the result of active and deliberate dishonesty; (b) in the case of any criminal proceeding, an act or omission that such Limited Partner had reasonable cause to believe was unlawful; or (c) any transaction for which such Limited Partner actually received an improper personal benefit in money, property or services in violation or breach of any provision of this Agreement, or as expressly provided in this Agreement or under the Act.

Section 8.2. Management of Business.

No Limited Partner or Assignee (other than the General Partner, any of its Affiliates or any officer, trustee, director, member, employee or agent of the General Partner, the Partnership or any of their Affiliates, in their capacity as such) shall take part in the operation, management or control (within the meaning of the Act) of the Partnership’s business, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership. The transaction of any such business by the General Partner, any of its Affiliates or any officer, trustee, director, member, employee or agent of the General Partner, the Partnership or any of their Affiliates, in their capacity as such, shall not affect, impair or eliminate the limitations on the liability of the Limited Partners or Assignees under this Agreement.

Section 8.3. Outside Activities of Limited Partners.

Subject to agreements entered into by a Limited Partner or its Affiliates with the Partnership or any of its Subsidiaries, any Limited Partner (other than the Company) and any officer, trustee, director, member, employee, agent, trustee, Affiliate or shareholder of any Limited Partner shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Partnership, including business interests and activities that are in direct competition with the Partnership or that are enhanced by the activities of the Partnership. Neither the Partnership nor any Partners shall have any rights by virtue of this Agreement in any business ventures of any Limited Partner or Assignee. None of the Limited Partners (other than the Company) nor any other Person shall have any rights by virtue of this Agreement or the Partnership relationship established hereby in any business ventures of any other Person and such Person shall have no obligation pursuant to this Agreement to offer any interest in any such business ventures to the Partnership, any Limited Partner or any such other Person, even if such opportunity is of a character which, if presented to the Partnership, any Limited Partner or such other Person, could be taken by such Person.

Section 8.4. Return of Capital.

Except pursuant to the right of redemption set forth in Section 8.6 or set-off right set forth in Section 11.2, no Limited Partner shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent of distributions made pursuant to this Agreement or upon termination of the Partnership as provided herein. Except to the extent provided by Exhibit C hereof or as otherwise expressly provided in this Agreement, no Limited Partner or Assignee shall have priority over any other Limited Partner or Assignee, either as to the return of Capital Contributions or as to profits, losses or distributions.

Section 8.5. Rights of Limited Partners Relating to the Partnership.

(a) In addition to the other rights provided by this Agreement or by the Act, and except as limited by Section 8.5(c), each Limited Partner shall have the right, for a purpose reasonably related to such Limited Partner’s interest as a limited partner in the Partnership, upon written demand with a statement of the purpose of such demand and at such Limited Partner’s own expense (including such copying and administrative charges as the General Partner may establish from time to time):

(1) to obtain a copy of the Partnership’s federal, state and local income tax returns for each Partnership Year;

(2) to obtain a copy of this Agreement and the Certificate and all amendments thereto, together with executed copies of all powers of attorney pursuant to which this Agreement, the Certificate and all amendments thereto have been executed; and

(3) to obtain true and full information regarding the amount of cash and a description and statement of any other property or services contributed by each Partner and which each Partner has agreed to contribute in the future, and the date on which each became a Partner.

(b) The Partnership shall notify each Limited Partner, upon request, of the then current Conversion Factor.

(c) Notwithstanding any other provision of this Section 8.5, the General Partner may keep confidential from the Limited Partners (except the Company, including for the avoidance of doubt, its Board of Directors), for such period of time as the General Partner determines to be reasonable, after direction and approval from the Board of Directors, any information that (i) the General Partner reasonably believes to be in the nature of trade secrets or other information, the disclosure of which the General Partner in good faith believes is not in the best interests of the Partnership or could damage the Partnership or its business, or (ii) the Partnership is required by law or by agreements with an unaffiliated third party to keep confidential.

(d) Upon written request by any Limited Partner, the General Partner shall cause the ownership of Partnership Interests by such Limited Partner to be evidenced by a certificate in such form as the General Partner may determine with respect to any class of Partnership Interests issued from time to time under this Agreement. Any officer of the General Partner may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Partnership alleged to have been lost, destroyed, stolen or mutilated, upon the making of an affidavit of that fact by the person claiming the certificate to be lost, destroyed, stolen or mutilated. Unless otherwise determined by an officer of the General Partner, the owner of such lost, destroyed, stolen or mutilated certificate or certificates, or his or her legal representative, shall be required, as a condition precedent to the issuance of a new certificate or certificates, to give the Partnership a bond in such sum as the General Partner may direct as indemnity against any claim that may be made against the Partnership.

Section 8.6. Redemption Right.

(a) Subject to Sections 8.6(b) and 8.6(c) at any time on or after one year following the date of the initial issuance thereof (which, in the event of the transfer of a Common Unit, shall be deemed to be the date that such Common Unit was issued to the original recipient thereof for purposes of this Section 8.6), the holder of a Common Unit (if other than the General Partner), including any LTIP Units that are converted into Common Units, shall have the right, (the “Redemption Right”) to require the Partnership to redeem, on a Specified Redemption Date all or a portion of the Partnership Units (provided that such Partnership Units constitute Common Units) held by such Limited Partner at a redemption price per Common Unit equal to and in the form of the Cash Amount to be paid by the Partnership. The Redemption Right shall be exercised pursuant to a Notice of Redemption delivered to the Partnership (with a copy to the General Partner) by the Limited Partner who is exercising the redemption right (the “Redeeming Partner”); provided, however, that the Partnership shall not be obligated to satisfy such Redemption Right if the Company elects to purchase the Partnership Units subject to the Notice of Redemption pursuant to Section 8.6(b). A Limited Partner may not exercise the Redemption Right for less than 1,000 Partnership Units at any one time or, if such Limited Partner holds less than 1,000 Partnership Units, all of the Partnership

Units held by such Limited Partner. The Redeeming Partner shall have no right with respect to any Partnership Units so redeemed, to receive any distributions paid on or after the Specified Redemption Date. The Assignee of any Limited Partner may exercise the rights of such Limited Partner pursuant to this Section 8.6, and such Limited Partner shall be deemed to have assigned such rights to such Assignee and shall be bound by the exercise of such rights by such Assignee. In connection with any exercise of such rights by an Assignee on behalf of a Limited Partner, the Cash Amount shall be paid by the Partnership directly to such Assignee and not to such Limited Partner. Any Partnership Units redeemed by the Partnership pursuant to this Section 8.6(a) shall be cancelled upon such redemption.

(b) Notwithstanding the provisions of Section 8.6(a), a Limited Partner that exercises the Redemption Right shall be deemed to have offered to sell the Partnership Units described in the Notice of Redemption to the Company, and the Company may, in its sole and absolute discretion, elect to purchase directly and acquire such Partnership Units by paying to the Redeeming Partner the Redemption Amount in the form of the Cash Amount or the REIT Shares Amount, as elected by the Company (in its sole and absolute discretion), on the Specified Redemption Date, whereupon the Company shall acquire the Partnership Units offered for redemption by the Redeeming Partner and shall be treated for all purposes of this Agreement as the owner of such Partnership Units. If the Company shall elect to exercise its right to purchase Partnership Units under this Section 8.6(b) with respect to a Notice of Redemption, it shall so notify the Redeeming Partner within five Business Days after the receipt by it of such Notice of Redemption. Unless the Company (in its sole and absolute discretion) shall exercise its right to purchase Partnership Units from the Redeeming Partner pursuant to this Section 8.6(b), the Company shall not have any obligation to the Redeeming Partner or the Partnership with respect to the Redeeming Partner’s exercise of the Redemption Right. In the event the Company shall exercise its right to purchase Partnership Units with respect to the exercise of a Redemption Right in the manner described in the first sentence of this Section 8.6(b), the Partnership shall have no obligation to pay any amount to the Redeeming Partner with respect to such Redeeming Partner’s exercise of such Redemption Right, and each of the Redeeming Partner, the Partnership and the Company shall treat the transaction between the Company and the Redeeming Partner, for federal income tax purposes, as a sale of the Redeeming Partner’s Partnership Units to the Company. Each Redeeming Partner agrees to execute such documents as the Company may reasonably require in connection with the issuance of REIT Shares upon exercise of the Redemption Right. In case of any reclassification of the REIT Shares (including, but not limited to, any reclassification upon a consolidation or merger in which the Company is the continuing corporation) into securities other than REIT Shares, for purposes of this Section 8.6(b), the Company (or its successor) may thereafter exercise its right to purchase Partnership Units for the kind and amount of shares of such securities receivable upon such reclassification by a holder of the number of REIT Shares for which such Units could be purchased pursuant to this Section 8.6(b) immediately prior to such reclassification.

(c) Notwithstanding the provisions of Section 8.6(a) and Section 8.6(b), a Partner shall not be entitled to exercise the Redemption Right pursuant to Section

8.6(a) to the extent that the delivery of REIT Shares to such Partner on the Specified Redemption Date by the Company pursuant to Section 8.6(b) (regardless of whether or not the Company would in fact exercise its rights under Section 8.6(b)) would (i) be prohibited, as determined in the sole discretion of the Company, under the Charter or (ii) cause the acquisition of REIT Shares by such Partner to be “integrated” with any other distribution of REIT Shares for purposes of complying with the Securities Act.

(d) Each Partner covenants and agrees that all Partnership Units delivered for redemption shall be delivered to the Partnership free and clear of all liens; and, notwithstanding anything contained herein to the contrary, the Partnership shall be under no obligation to acquire Partnership Units which are or may be subject to any liens. Each Partner further agrees that, if any state or local property transfer tax is payable as a result of the transfer of its Partnership Units to the Partnership, such Partner shall assume and pay such transfer tax.

(e) Notwithstanding anything to the contrary in this Agreement, until such time as the Company is the holder of a majority of the outstanding and issued Partnership Units, the Partnership shall use any Capital Contributions received by the Company to redeem a number of Partnership Units from NREO at a redemption price per Partnership Unit equal to the Cash Amount.

Section 8.7. Distribution Reinvestment Plan.

As of the date of this Agreement, the General Partner has established a distribution reinvestment plan (the “Reinvestment Plan”). Except NREO and the Company, each Limited Partner is automatically enrolled in the Reinvestment Plan by executing and delivering this Agreement unless such Limited Partner provides notice to the General Partner of its election not to enroll within 10 Business Days of the date hereof. Any Partner may elect to participate or withdraw at a later date upon execution and delivery of any documents requested by the General Partner, at the direction of the Board of Directors.

ARTICLE 9.

BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 9.1. Records and Accounting.

The General Partner shall keep or cause to be kept at the principal office of the Partnership those records and documents required to be maintained by the Act and other books and records deemed by the General Partner to be appropriate with respect to the Partnership’s business, including, without limitation, all books and records necessary to provide to the Limited Partners any information, lists and copies of documents required to be provided pursuant to Section 9.3. The books of the Partnership shall be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with GAAP, or such other basis as the General Partner determines to be necessary or appropriate following discussion and approval of the Board of Directors.

Section 9.2. Fiscal Year.

The fiscal year of the Partnership shall be the calendar year.

Section 9.3. Reports.

(a) As soon as practicable, but in no event later than 75 days after the close of each Partnership Year, the General Partner shall cause to be mailed to each Limited Partner as of the close of the Partnership Year, an annual report containing financial statements of the Partnership, or of the Company if such statements are prepared solely on a consolidated basis with the Company, for such Partnership Year, presented in accordance with GAAP, such statements to be audited by a nationally recognized firm of independent public accountants selected by the Company; provided, that if such financial statements of the Company are available on the Securities and Exchange Commission’s website, then this obligation shall be satisfied.

(b) As soon as practicable, but in no event later than 105 days after the close of each calendar quarter (except the last calendar quarter of each year), the General Partner shall cause to be mailed to each Limited Partner as of the last day of the calendar quarter, a report containing unaudited financial statements of the Partnership, or of the Company, if such statements are prepared solely on a consolidated basis with the Company, and such other information as may be required by applicable law or regulation, or as the General Partner, following direction from the Board of Directors, determines to be appropriate; provided that if such financial statements of the Company are available on the Securities and Exchange Commission’s website, then this obligation shall be satisfied.

(c) The Partnership shall also cause to be promptly prepared such reports and/or information as are necessary for the Company to determine its qualification as a REIT and its compliance with the requirements for REITs pursuant to the Code and Regulations.

ARTICLE 10.

TAX MATTERS

Section 10.1. Preparation of Tax Returns.

The General Partner shall arrange for the preparation and timely filing of all returns of Partnership income, gains, deductions, losses and other items required of the Partnership for federal and state income tax purposes and shall furnish by July 31 of the year immediately following each taxable year, or as soon as reasonably practicable thereafter, the tax information reasonably required by Limited Partners for federal and state income tax reporting purposes provided, the General Partner shall engage the person approved by the Board of Directors to prepare and file all such returns, which approval shall include at least one member of the Board of Directors appointed by the Adviser.

Section 10.2. Tax Elections.

Except as otherwise provided herein, the General Partner shall, after consultation with and direction from the Board of Directors, determine whether to make any available election pursuant to the Code. Notwithstanding the above, in making any such tax election the General Partner and the Board of Directors may, but shall be under no obligation to, take into account the tax consequences to the Limited Partners resulting from any such election.

The General Partner can, after direction and approval from the Board of Directors, elect to use any method permitted by Code Section 704(c) and the Regulations thereunder to take into account any variation between the adjusted basis of any property contributed (or deemed contributed) to the Partnership and such property’s initial Carrying Value; provided, however, the traditional method with curative allocations under Section 1.704-3(c) of the Treasury Regulations shall be utilized with respect to any assets deemed contributed to the Partnership for federal income tax purposes pursuant to the transactions contemplated by the Purchase Agreements. The General Partner, after direction and approval from the Board of Directors, shall have the right to seek to revoke any tax election it makes (including, without limitation, an election under Section 754 of the Code) upon determination that such revocation is in the best interests of the Partners.

To the extent provided for in Regulations, revenue rulings, revenue procedures and/or other IRS guidance issued after the date of this Agreement, the Partnership is hereby authorized to, and at the direction of the General Partner (after direction and approval from the Board of Directors) shall, elect a safe harbor under which the fair market value of any Partnership Interests issued in connection with the performance of services after the effective date of such Regulations or other guidance will be treated as equal to the liquidation value of such Partnership Interests (i.e., a value equal to the total amount that would be distributed with respect to such Partnership Interests if the Partnership sold all of its assets for their fair market value immediately after the issuance of such Partnership Interests, satisfied its liabilities (excluding any non-recourse liabilities to the extent the balance of such liabilities exceed the fair market value of the assets that secure them) and distributed the net proceeds to the Partners under the terms of this Agreement). In the event that the Partnership makes a safe harbor election as described in the preceding sentence, each Partner hereby agrees to comply with all safe harbor requirements with respect to transfers of such Partnership Interests while the safe harbor election remains effective.

Section 10.3. Partnership Representative.

(a) The Company or its designee shall be the “partnership representative” of the Partnership for federal income tax purposes (the “partnership representative”).

(b) The partnership representative is authorized, but not required:

(1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of Partnership items required to be taken into account by a Partner for income tax purposes (such administrative proceedings being referred to as a “tax audit” and such judicial proceedings being referred to as “judicial review”), and in the settlement agreement the partnership representative may expressly state that such agreement shall bind all Partners;

(2) in the event that a notice of a final administrative adjustment at the Partnership level of any item required to be taken into account by a Partner for tax purposes (a “final adjustment”) is mailed to the tax matters partner, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court or the filing of a complaint for refund with the United States Claims Court or the District Court of the United States for the district in which the Partnership’s principal place of business is located;

(3) to intervene in any action brought by any other Partner for judicial review of a final adjustment;

(4) to file a request for an administrative adjustment with the IRS and, if any part of such request is not allowed by the IRS, to file an appropriate pleading (petition or complaint) for judicial review with respect to such request;

(5) to enter into an agreement with the IRS to extend the period for assessing any tax which is attributable to any item required to be taken account of by a Partner for tax purposes, or an item affected by such item;

(6) to make any election with respect to an “imputed underpayment,” including an election under Section 6226 of the Code; and

(7) to take any other action on behalf of the Partners or the Partnership in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.

The taking of any action and the incurring of any expense by the partnership representative in connection with any such proceeding, except to the extent required by law, is a matter in the sole and absolute discretion of the partnership representative, and the indemnification provisions set forth in Section 7.7 of this Agreement shall be fully applicable to the partnership representative in its capacity as such.

(c) The partnership representative shall receive no compensation for its services. All third party costs and expenses incurred by the partnership representative in performing its duties as such (including legal and accounting fees and expenses) shall be borne by the Partnership. Nothing herein shall be construed to restrict the Partnership from engaging an accounting and/or law firm to assist the partnership representative in discharging its duties hereunder, so long as the compensation paid by the Partnership for such services is reasonable.

(d) Each Partner and each Assignee hereby agrees to indemnify to the fullest extent permitted by law, the Partnership and the partnership representative from and against any imputed underpayment of the Partnership, to the extent attributable to the Partner’s or Assignee’s allocable share of any adjustments to items of income, gain, loss, deduction, or credit of the Partnership, or any Partner’s or Assignee’s distributive share thereof, for a Partnership taxable year, required to be paid by the Partnership under the Code (after taking into account appropriate modifications and any election made under Section 6226 of the Code), including, but not limited to any interest, penalty, addition to tax, or additional amount which relates to an adjustment to any such item or share, damages, liabilities, losses, taxes, fines, penalties, costs and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever which may be sustained or suffered by the Partnership or the partnership representative relating thereto.

(e) The provisions of this Section 10.3 shall survive the termination of the Partnership or the termination of any Partner’s or Assignee’s interest in the Partnership and shall remain binding on the Partners and all Assignees for a period of time necessary to resolve with the IRS or the Department of the Treasury any and all matters regarding the federal income taxation of the Partnership items for the applicable tax year(s).

Section 10.4. Withholding.

Each Limited Partner hereby authorizes the Partnership to withhold from, or pay on behalf of or with respect to, such Limited Partner any amount of federal, state, local, or foreign taxes that the General Partner after consultation with the Board of Directors determines that the Partnership is required to withhold or pay with respect to any amount distributable or allocable to such Limited Partner pursuant to this Agreement (or with respect to the grant of LTIP Units), including, without limitation, any taxes required to be withheld or paid by the Partnership pursuant to Section 1441, 1442, 1445, or 1446 of the Code, and any taxes paid by the Partnership with respect to an imputed underpayment. Any amount paid on behalf of or with respect to a Limited Partner shall constitute a loan by the Partnership to such Limited Partner, which loan shall be repaid by such Limited Partner within 15 days after notice from the General Partner that such payment must be made unless (a) the Partnership withholds such payment from a distribution which would otherwise be made to the Limited Partner, or (b) the General Partner determines, after consultation with and direction from the Board of Directors, that such payment may be satisfied out of the available funds of the Partnership which would, but for such payment, be distributed to the Limited Partner. Any amounts withheld pursuant to the foregoing clause (a) or (b) shall be treated as having been distributed (or paid) to such Limited Partner. In the event that a Limited Partner fails to pay any amounts owed to the Partnership pursuant to this Section 10.4 when due, the General Partner may, after consultation with and direction from the Board of Directors, elect to make the payment to the Partnership on behalf of such defaulting Limited

Partner, and in such event shall be deemed to have loaned such amount to such defaulting Limited Partner and shall succeed to all rights and remedies of the Partnership as against such defaulting Limited Partner. Without limitation, in such event the General Partner shall have the right to receive distributions that would otherwise be distributable to such defaulting Limited Partner until such time as such loan, together with all interest thereon, has been paid in full, and any such distributions so received by the General Partner shall be treated as having been distributed to the defaulting Limited Partner and immediately paid by the defaulting Limited Partner to the General Partner in repayment of such loan. Any amounts payable by a Limited Partner hereunder shall bear interest at the lesser of (i) the base rate on corporate loans at large United States money center commercial banks, as published from time to time in The Wall Street Journal, plus four percentage points, or (ii) the maximum lawful rate of interest on such obligation, such interest to accrue from the date such amount is due (i.e., 15 days after demand) until such amount is paid in full. Each Limited Partner shall take such actions as the Partnership or the General Partner shall request in order to perfect or enforce the security interest created hereunder. Upon a Limited Partner’s complete withdrawal from the Partnership, such Limited Partner shall be required to restore funds to the Partnership to the extent that the cumulative amount of taxes withheld from or paid on behalf of, or with respect to, such Limited Partner exceeds the sum of such amounts (A) repaid to the Partnership by such Limited Partner, (B) withheld from distributions to such Limited Partner and (C) paid by the General Partner on behalf of such Limited Partner.

ARTICLE 11.

TRANSFERS AND WITHDRAWALS

Section 11.1. Transfer.

(a) The term “transfer,” when used in this Article 11 with respect to a Partnership Unit, shall be deemed to refer to a transaction by which the General Partner purports to assign all or any part of its General Partner Interest to another Person or by which a Limited Partner purports to assign all or any part of its Limited Partner Interest to another Person, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, exchange or any other disposition by law or otherwise. The term “transfer” when used in this Article 11 does not include (a) any redemption of Partnership Interests by the Partnership from a Limited Partner, (b) any acquisition of Partnership Units from a Limited Partner by the Company pursuant to Section 8.6, or (c) any distribution of Partnership Units by a Limited Partner to its beneficial owners.

(b) No Partnership Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article 11. Any transfer or purported transfer of a Partnership Interest not made in accordance with this Article 11 shall be null and void.

(c) Notwithstanding the other provisions of this Article 11, the Partnership Interests of the Company may be transferred, in whole or in part, at any time or from time to time, to any Person that is, at the time of such transfer, a Qualified REIT Subsidiary. Upon any transfer permitted by this Section 11.1(c), the Company shall be relieved of all its obligations under this Agreement. The provisions of Sections 11.2(b), 11.3, 11.4(a) and 11.5 shall not apply to any transfer permitted by this Section 11.1(c).

Section 11.2. Transfers by the General Partner.

(a) The General Partner may not transfer any of its General Partner Interest or withdraw as General Partner, or transfer any of its Limited Partner Interest, except as provided in Sections 11.2(b), 11.2(c) and 11.2(d) without the consent of the Limited Partners holding a majority of the Percentage Interests.

(b) Except as set forth in Section 11.2(d) or contemplated by the Side Letter, the General Partner shall not withdraw from the Partnership and shall not transfer all or any portion of its Partnership Interests (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise) unless the Limited Partners holding a majority of the Percentage Interests consent to such transfer or withdrawal. Upon any transfer of the General Partner’s Partnership Interest pursuant in accordance with the provisions of this Section 11.2, the transferee shall become a successor General Partner for all purposes herein, and shall be vested with the powers and rights of the transferor General Partner, and shall be liable for all obligations and responsible for all duties of the General Partner, once such transferee has executed such instruments as may be necessary to effectuate such admission and to confirm the agreement of such transferee to be bound by all the terms and provisions of this Agreement with respect to the Partnership Interest so acquired. It is a condition to any transfer by the General Partner otherwise permitted hereunder that the transferee assumes, by operation of law or express agreement, all of the obligations of the transferor General Partner under this Agreement with respect to such transferred Partnership Interest; provided, such transfer shall not relieve the transferor General Partner of its obligations under this Agreement without the prior written consent of the Limited Partners holding a majority of the Percentage Interests. In the event that the General Partner withdraws from the Partnership, in violation of this Agreement, the Side Letter or otherwise, the remaining Partners may agree in writing to continue the business of the Partnership by selecting a successor General Partner in accordance with the Act.

(c) In the event the Management Agreement is terminated for any reason, the General Partner shall cooperate with the Partnership or its duly appointed successor general partner to (i) withdraw from the Partnership, in its role as the General Partner, (ii) transfer all of its General Partner Interest in the Partnership to the successor general partner selected by the Board of Directors pursuant to an assignment agreement providing for, among other things, the release and indemnification of the General Partner from any obligations or liabilities with the respect to the General Partner Interest from and after the execution of such assignment and (iii) execute and acknowledge any required amendments to this Agreement reflecting the foregoing. Documentation governing any of the foregoing shall be in such form and content as are reasonably acceptable to the General Partner and the Partnership.

(d) In the event a Bankruptcy Event occurs with respect to the General Partner, the General Partner shall automatically withdraw from the Partnership, in its role as the General Partner, without any action on the part of the General Partner or any other Person, and shall transfer all of its General Partner Interest in the Partnership to the successor general partner selected by the Board of Directors. Further, the General Partner acknowledges and agrees that (i) a Bankruptcy Event by the General Partner will result in an event of default under the credit facility maintained by the Partnership and/or its Subsidiaries, and as such, covenants and agrees that it shall not permit a Bankruptcy Event to occur without the prior written consent of the Company (which may be unreasonably withheld, conditioned or delayed) and (ii) in the event of a Bankruptcy Event with respect to the General Partner, and a resulting breach of any credit facility maintained by the Partnership and/or its Subsidiaries, the Partnership shall be entitled to offset any fees, expenses, penalties or other amounts incurred or owed by the Partnership or its Subsidiaries against the Partnership Interests held by the Management Rollover Holders by (x) reducing the Capital Accounts held by the Management Rollover Holders or (y) the transfer of Partnership Units held by the Management Rollover Holders to the Company.

Section 11.3. Limited Partners’ Rights to Transfer.

(a) Except as provided in Section 11.3(b), no Limited Partner shall transfer all or any portion of its Partnership Interest to any transferee without the written consent of the Board of Directors, which consent may be withheld in its sole and absolute discretion; provided, however, that if a Limited Partner is subject to Incapacity, such Incapacitated Limited Partner may transfer all or any portion of its Partnership Interest.

(b) Notwithstanding any other provision of this Article 11, a Limited Partner may transfer all or any portion of its Partnership Interest to any of its Affiliates and such transferee shall be admitted as a Substituted Limited Partner, all without obtaining the consent of the Board of Directors, unless such Affiliate does not qualify as an “accredited investor” as such term is defined in Rule 501(a) of Regulation D.

(c) If a Limited Partner is subject to Incapacity, the executor, administrator, trustee, committee, guardian, conservator or receiver of such Limited Partner’s estate shall have all of the rights of a Limited Partner, but not more rights than those enjoyed by other Limited Partners, for the purpose of settling or managing the estate and such power as the Incapacitated Limited Partner possessed to transfer all or any part of his or its interest in the Partnership. The Incapacity of a Limited Partner, in and of itself, shall not dissolve or terminate the Partnership.

(d) Without limiting the generality of Section 11.3(b), the Board of Directors may prohibit any transfer by a Limited Partner of its Partnership Interest if, in the opinion of legal counsel to the Partnership or the Board of Directors, such transfer would require filing of a registration statement under the Securities Act or would otherwise violate any federal or state securities laws or regulations applicable to the Partnership or the Partnership Units.

(e) No transfer by a Limited Partner of its Partnership Units may be made to any Person if (i) in the opinion of legal counsel for the Partnership or the Board of Directors, it could result in the Partnership being treated as an association taxable as a corporation or a Publicly Traded partnership within the meaning of either Code Section 469(k)(2) or 7704(b), (ii) such transfer could be treated as effectuated through an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code, (iii) such transfer could cause the Partnership to become, with respect to any employee benefit plan subject to Title I of ERISA or to Section 4975 of the Code, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975(c) of the Code), (iv) such transfer could, in the opinion of legal counsel for the Partnership, cause any portion of the assets of the Partnership to constitute assets of any employee benefit plan pursuant to Department of Labor Regulations Section 2510.3-101, (v) such transfer could subject the Partnership to be regulated under the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or the fiduciary responsibility provisions of ERISA, or (vi) such transfer could cause the Partnership to be terminated for federal income tax purposes pursuant to Code Section 708.

(f) No transfer of any Partnership Units may be made to a lender to the Partnership or any Person who is related (within the meaning of Section 1.752-4(b) of the Regulations) to any lender to the Partnership whose loan constitutes a Nonrecourse Liability, without the consent of the Board of Directors.

(g) The General Partner shall keep a register for the Partnership on which the transfer, pledge or release of Partnership Units shall be shown and pursuant to which entries shall be made to effect all transfers, pledges or releases as required by the applicable sections of Article 8 of the Uniform Commercial Code, as amended, in effect in the State of Delaware. The General Partner shall (i) place proper entries in such register clearly showing each transfer and each pledge and grant of security interest and the transfer and assignment pursuant thereto, such entries to be endorsed by the General Partner, and (ii) maintain the register and make the register available for inspection by all of the Partners and their pledgees at all times during the term of this Agreement. Nothing herein shall be deemed a consent to any pledge or transfer otherwise prohibited under this Agreement.

Section 11.4. Substituted Limited Partners.

(a) No Limited Partner shall have the right to substitute a transferee as a Limited Partner in his or its place. The Board of Director shall, however, have the right to consent to the admission of a transferee of the interest of a Limited Partner pursuant to this Section 11.4 as a Substituted Limited Partner, which consent may be given or withheld by the Board of Directors. The Board of Director’s failure or refusal to permit a transferee of any such interests to become a Substituted Limited Partner shall not give rise to any cause of action against the Partnership, any Partner or the Board of Directors. A Person shall be admitted to the Partnership as a Substituted Limited Partner only upon the aforementioned consent of the General Partner and the furnishing to the General Partner of (i) evidence of acceptance in form satisfactory to the General

Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 and (ii) such other documents of the General Partner in order to effect such Person’s admission as a Substituted Limited Partner. The admission of any Person as a Substituted Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the General Partner to such admission.

(b) A transferee who has been admitted as a Substituted Limited Partner in accordance with this Article 11 shall have all the rights and powers and be subject to all the restrictions and liabilities of a Limited Partner under this Agreement.

(c) Upon the admission of a Substituted Limited Partner, the General Partner shall amend Exhibit A to reflect the name, address, number of Partnership Units and Percentage Interest (as applicable) of such Substituted Limited Partner and to eliminate or adjust, if necessary, the name, address and interest of the predecessor of such Substituted Limited Partner.

Section 11.5. Assignees.

If the Board of Directors, does not consent to the admission of any permitted transferee as a Substituted Limited Partner, as described in Section 11.4, such transferee shall be considered an Assignee for purposes of this Agreement. An Assignee shall be deemed to have had assigned to it, and shall be entitled to receive distributions from the Partnership and the share of Net Income, Net Losses, Recapture Income, and any other items, gain, loss, deduction and credit of the Partnership attributable to the Partnership Interest assigned to such transferee, but shall not be deemed to be a holder of a Partnership Interest for any other purpose under this Agreement, and shall not be entitled to vote such Partnership Interest in any matter presented to the Limited Partners for a vote (such Partnership Interest being deemed to have been voted on such matter in the same proportion as all other Partnership Interest held by Limited Partners are voted). In the event any such transferee desires to make a further assignment of any such Partnership Interest, such transferee shall be subject to all of the provisions of this Article 11 to the same extent and in the same manner as any Limited Partner desiring to make an assignment of his or its Partnership Interest.

Section 11.6.Drag-Along Rights.

(a) In the event of an Approved Sale, the Partners who approved the Approved Sale (the “Approving Partners”) have the right to require each other Partner (the “Non-Approving Partners”) to transfer all Partnership Units then held by such Non-Approving Partner, free and clear of all liens, security interests or other restrictions of any kind, in accordance with this Section 11.6.

(b) In the event of an Approved Sale, the General Partner shall notify each Non-Approving Partner no more than ten Business Days after the execution and delivery by all of the parties thereto of the definitive agreement entered into with respect to the Approved Sale and, in any event, no later than 20 Business Days prior to the closing date of such Approved Sale, and each Non-Approving Partner will, subject to satisfaction of the conditions in Section 11.6(c), (i) if such transaction requires approval by the Partners, with respect to all Partnership Units that such Partner owns or over which such Partner otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all such Partnership Units in favor of, and adopt, such Approved Sale, and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Partnership to consummate such Sale of the Partnership, (ii) refrain from exercising any dissenter’s rights or rights of appraisal under applicable law at any time with respect to such Approved Sale, and (iii) if the Approved Sale is structured as a sale of Partnership Units, each Non-Approving Partner will agree to sell the same proportion of Partnership Units beneficially held by such Partner as is being sold by the Approving Partners to the Person(s) to whom the Approving Partners propose to sell their Partnership Units, on the same terms and conditions as the Approving Members.

(c) The obligations of the Partners pursuant to this Section 11.6 with respect to an Approved Sale are subject to the following conditions: (i) the aggregate consideration payable upon consummation of such Approved Sale to all of the Partners (the “Aggregate Consideration”) shall be allocated among the Partners as set forth in Section 5.3, (ii) upon the consummation of the Approved Sale, all of the Partners shall receive the same form of consideration per Partnership Unit of the same class or other equity interest, as allocated pursuant to subsection (i) hereof (except that a member of management may, with such Partner’s consent, receive securities pursuant to a management “rollover” which are not offered to all Partners), and (iii) that any indemnification, escrow, holdback and adjustment obligations undertaken by any Partner shall be pro rata among the Partners in proportion to the consideration to be received by the Partners in such Approved Sale; provided that indemnification obligations that relate solely to a particular Partner, such as indemnification with respect to representations and warranties made by a Partner with respect to such Partner (or such Partner’s ownership of Partnership Units) or covenants made by such Partner, shall be borne only by such Partner and shall not be deemed to reduce the Aggregate Consideration.

(d) Subject to the foregoing, each Partner hereby agrees to execute and deliver all related documentation and take such other action in support of the Sale of the Partnership as shall reasonably be requested by the General Partner or the Approving Partners in order to carry out the terms and provision of this Section 11.6 , including without limitation executing and delivering instruments of conveyance and transfer, and any purchase agreement, merger agreement, indemnity agreement, escrow agreement, consent, waiver, governmental filing, share certificates duly endorsed for transfer (free and clear of impermissible liens, claims and encumbrances) and any similar or related documents. Subject to the satisfaction of the conditions in Section 11.6(c), for purposes each Partner (and their respective spouses, if residing in a community property state) hereby appoint the General Partner as their agent and attorney-in-fact to execute any and all documents related in connection with an Approved Sale (including documents granting customary indemnities to a buyer of assets or securities consistent with this Agreement) on their behalf and expressly bind themselves to such document by the General Partner’s execution of such document without further action on their part.

Section 11.7.General Provisions.

(a) No Limited Partner may withdraw from the Partnership other than as a result of a permitted transfer of all of such Limited Partner’s Partnership Interest in accordance with this Article 11, pursuant to redemption of all of its Partnership Units, or the acquisition thereof by the Company, under Section 8.6, or pursuant to the acquisition of all of its Partnership Units under Section 11.2.

(b) Any Limited Partner who shall transfer all of its Partnership Interest in a transfer permitted pursuant to this Article 11 shall cease to be a Limited Partner upon the admission of all Assignees of such Partnership Interest as Substituted Limited Partners. Similarly, any Limited Partner who shall transfer all of its Partnership Units pursuant to a redemption of all of its Partnership Units, or the acquisition thereof by the Company under Section 8.6, or pursuant to the acquisition of all of its Partnership Units under Section 11.2, shall cease to be a Limited Partner.

(c) Transfers pursuant to this Article 11 may only be made on the first day of a fiscal quarter of the Partnership, unless the General Partner and the Board of Directors otherwise agrees.

(d) If any Partnership Interest is transferred or assigned during any quarterly segment of the Partnership’s fiscal year in compliance with the provisions of this Article 11 or redeemed or transferred pursuant to Section 8.6 on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items attributable to such interest for such Partnership Year shall be divided and allocated between the transferor Partner and the transferee Partner by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. All distributions of Available Cash attributable to such Partnership Interest with respect to which the Partnership Record Date is before the date of such transfer, assignment, or redemption shall be made to the transferor Partner or the Redeeming Partner, as the case may be, and in the case of a transfer or assignment other than a redemption, all distributions of Available Cash thereafter attributable to such Partnership Interest shall be made to the transferee Partner.

ARTICLE 12.

ADMISSION OF PARTNERS

Section 12.1. Admission of Successor General Partner.

A successor to all of the General Partner Interest pursuant to Section 11.2 or the Side Letter who is proposed to be admitted as a successor General Partner shall be admitted to the Partnership as the General Partner, effective immediately prior to such transfer. Any such transferee shall carry on the business of the Partnership without dissolution. In each case, the admission shall be subject to the successor General Partner executing and delivering to the Partnership an acceptance of all of the terms and conditions of this Agreement and such other documents or instruments as may be required to effect the admission. In the case of such admission on any day other than the first day of a Partnership Year, all items attributable to the General Partner Interest for such Partnership Year shall be allocated between the transferring General Partner and such successor as provided in Section 11.6(d).

Section 12.2. Admission of Additional Limited Partners.

(a) A Person who makes a Capital Contribution to the Partnership in accordance with this Agreement shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner (i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including, without limitation, the power of attorney granted in Section 2.4 and (ii) such other documents or instruments as may be required in the discretion of the General Partner in order to effect such Person’s admission as an Additional Limited Partner, in each case, after consultation with the Board of Directors.

(b) Notwithstanding anything to the contrary in this Section 12.2, no Person shall be admitted as an Additional Limited Partner without the consent of the Board of Directors, which consent may be given or withheld in the Board of Director’s sole and absolute discretion. The admission of any Person as an Additional Limited Partner shall become effective on the date upon which the name of such Person is recorded on the books and records of the Partnership, following the consent of the Board of Directors to such admission.

(c) If any Additional Limited Partner is admitted to the Partnership on any day other than the first day of a Partnership Year, then Net Income, Net Losses, each item thereof and all other items allocable among Partners and Assignees for such Partnership Year shall be allocated among such Additional Limited Partner and all other Partners and Assignees by taking into account their varying interests during the Partnership Year in accordance with Section 706(d) of the Code, using the interim closing of the books method. All distributions of Available Cash with respect to which the Partnership Record Date is before the date of such admission shall be made solely to Partners and Assignees, other than such Additional Limited Partner, and all distributions of Available Cash thereafter shall be made to all of the Partners and Assignees, including such Additional Limited Partner.

Section 12.3. Amendment of Agreement and Certificate of Limited Partnership.

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4.

ARTICLE 13.

DISSOLUTION, LIQUIDATION AND TERMINATION

Section 13.1. Dissolution.

The Partnership shall not be dissolved by the admission of Substituted Limited Partners or Additional Limited Partners or by the admission of a successor General Partner in accordance with the terms of this Agreement. Upon the withdrawal of the General Partner, any successor General Partner shall continue the business of the Partnership without dissolution. The Partnership shall dissolve, and its affairs shall be wound up, only upon the first to occur of any of the following (“Liquidating Events”):

(a) at any time approved by the holders of a majority of the Percentage Interests of the Limited Partners;

(b) at any time that there are no limited partners of the Partnership unless the business of the Partnership is continued in accordance with the Act;

(c) the sale of all or substantially all of the assets and properties of the Partnership; or

(d) any other event sufficient under Act to cause the dissolution of the Partnership.

Section 13.2. Winding Up.

(a) Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors and Partners. No Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership’s business and affairs. The General Partner, or, in the event there is no remaining General Partner, any Person elected by a majority of the Percentage Interests of the Limited Partners (the General Partner or such other Person being referred to herein as the “Liquidator”), shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership’s liabilities and property and the Partnership property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom (which may, to the extent determined by the Liquidator and with the consent of the Board of Directors, include REIT Shares of the Company) shall be applied and distributed in the following order:

(1) First, in satisfaction of all of the Partnership’s Debts and liabilities to creditors other than the Partners (whether by payment or the making of reasonable provision for payment thereof);

(2) Second, to the payment and discharge of all of the Partnership’s Debts and liabilities to the General Partner (whether by payment or the making of reasonable provision for payment thereof), including, but not limited to, amounts due as reimbursements under Section 7.4;

(3) Third, to the payment and discharge of all of the Partnership’s Debts and liabilities to the other Partners; and

(4) The balance, if any, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions, and allocations for all periods.

The General Partner shall not receive any additional compensation for any services performed pursuant to this Article 13.

(b) Notwithstanding the provisions of Section 13.2(a) which require liquidation of the assets of the Partnership, but subject to the order of priorities set forth therein, if prior to or upon dissolution of the Partnership the Liquidator determines that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss to the Partners, the Liquidator may, in its sole and absolute discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Partnership (including to those Partners as creditors) and/or distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 13.2(a), undivided interests in such Partnership assets as the Liquidator deems not suitable for liquidation. Any such distributions in kind shall be made only if, in the good faith judgment of the Liquidator, such distributions in kind are in the best interest of the Partners, and shall be subject to such conditions relating to the disposition and management of such properties as the Liquidator deems reasonable and equitable and to any agreements governing the operation of such properties at such time. The Liquidator shall determine the fair market value of any property distributed in kind using such reasonable method of valuation as it may adopt.

(c) In the discretion of the Liquidator, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Article 13 may be:

(1) distributed to a trust established for the benefit of the General Partner and Limited Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or the General Partner arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the General Partner and Limited Partners from time to time, in the reasonable discretion of the Liquidator, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the General Partner and Limited Partners pursuant to this Agreement; or

(2) withheld or escrowed to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership; provided, that such withheld or escrowed amounts shall be distributed to the General Partner and Limited Partners in the manner and order of priority set forth in Section 13.2(a) as soon as practicable.

Section 13.3. Deficit Capital Account Restoration Obligation.

If the General Partner has a deficit balance in its Capital Account at such time as the Partnership or the General Partner’s interest therein (including its interest as a Limited Partner) is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g) (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), the General Partner shall contribute to the capital of the Partnership the amount necessary to restore such deficit balance to zero in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(3). If any Limited Partner has a deficit balance in its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Limited Partner shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit at any time shall not be considered a Debt owed to the Partnership or to any other Person for any purpose whatsoever, except to the extent otherwise expressly agreed to by such Limited Partner and the Partnership.

Section 13.4. Deemed Contribution and Distribution.

Notwithstanding any other provision of this Article 13, in the event the Partnership is “liquidated” within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), but no Liquidating Event has occurred, the Partnership’s property shall not be liquidated, the Partnership’s liabilities shall not be paid or discharged, and the Partnership’s affairs shall not be wound up. Instead, for federal income tax purposes and for purposes of maintaining Capital Accounts pursuant to Exhibit B hereto, the Partnership shall be deemed to have contributed all Partnership property and liabilities to a new limited partnership in exchange for an interest in such new limited partnership and, immediately thereafter, the Partnership will be deemed to liquidate by distributing interests in the new limited partnership to the Partners.

Section 13.5. Rights of Limited Partners.

Except as otherwise provided in this Agreement, each Limited Partner shall look solely to the assets of the Partnership for the return of its Capital Contributions and shall have no right or power to demand or receive property other than cash from the Partnership. Except as otherwise provided in this Agreement, no Limited Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions, or allocations.

Section 13.6. Notice of Dissolution.

In the event a Liquidating Event occurs, or an event occurs that would result in a dissolution of the Partnership, the General Partner shall, within 30 days thereafter, provide written notice thereof to each of the Partners.

Section 13.7. Termination of Partnership and Cancellation of Certificate of Limited Partnership.

Upon the completion of the winding up of the Partnership and liquidation of its assets, as provided in Section 13.2, the Partnership shall be terminated by filing a certificate of cancellation with the Secretary of State of the State of Delaware, canceling all qualifications of the Partnership as a foreign limited partnership in jurisdictions other than the State of Delaware and taking such other actions as may be necessary to terminate the Partnership.

Section 13.8. Reasonable Time for Winding Up.

A reasonable time shall be allowed for the orderly winding-up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Section 13.2, in order to minimize any losses otherwise attendant upon such winding up, and the provisions of this Agreement shall remain in effect among the Partners during the period of liquidation.

Section 13.9. Waiver of Partition.

No Partner nor any successor-in-interest to a Partner shall have the right while this Agreement remains in effect to have any property of the Partnership partitioned, or to file a complaint or institute any proceeding at law or in equity to have such property of the Partnership partitioned, and each Partner, on behalf of itself and its successors and assigns hereby waives any such right. It is the intention of the Partners that the rights of the parties hereto and their successors-in-interest to Partnership property, as among themselves, shall be governed by the terms of this Agreement, and that the rights of the Partners and their respective successors-in-interest shall be subject to the limitations and restrictions as set forth in this Agreement.

ARTICLE 14.

AMENDMENT OF PARTNERSHIP AGREEMENT; MEETINGS

Section 14.1. Amendment of Partnership Agreement.

(a) A proposed amendment shall be adopted and be effective as an amendment hereto if it is approved by the General Partner and the Board of Directors.

(b) Notwithstanding Section 14.1(a), this Agreement shall not be amended without the consent of each Partner materially adversely affected if such amendment would (i) convert a Limited Partner’s Interest in the Partnership into a General Partner Interest, (ii) modify the limited liability of a Limited Partner in a manner materially adverse to such Limited Partner, (iii) alter rights of such Partner to receive distributions pursuant to Article 5 or Article 13, or the allocations specified in Article 6 (except as permitted pursuant to Section 4.2) in a manner materially adverse to such Partner, or (iv) amend this Section 14.1(b); provided, however, that the consent of each Partner materially adversely affected shall not be required for any amendment or action that affects all Partners holding the same class or series of Partnership Units on a uniform or pro rata basis. Any amendment consented to by any Partner shall be effective as to that Partner, notwithstanding the absence of such consent by any other Partner.

Section 14.2. Meetings of the Partners.

(a) Meetings of the Partners may be called by the General Partner and shall be called upon the receipt by the General Partner of a written request by Limited Partners (other than the Company) holding 20% or more of the Partnership Interests or the Board of Directors. The request shall state the nature of the business to be transacted. Notice of any such meeting shall be given to all Partners not less than seven days nor more than 30 days prior to the date of such meeting. Partners may vote in person or by proxy at such meeting. Except as otherwise expressly provided in this Agreement, the consent of holders of a majority of the Percentage Interests held by Limited Partners shall control.

(b) Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action so taken is signed by a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent may be in one instrument or in several instruments, and shall have the same force and effect as a vote of a majority of the Percentage Interests of the Partners (or such other percentage as is expressly required by this Agreement). Such consent shall be filed with the General Partner. An action so taken shall be deemed to have been taken at a meeting held on the effective date so certified.

(c) Each Limited Partner may authorize any Person or Persons to act for him by proxy on all matters in which a Limited Partner is entitled to participate, including waiving notice of any meeting, or voting or participating at a meeting. Every proxy must be signed by the Limited Partner or his or its attorney-in-fact. No proxy shall be valid after the expiration of 11 months from the date thereof unless otherwise provided in the proxy. Every proxy shall be revocable at the pleasure of the Limited Partner executing it, such revocation to be effective upon the Partnership’s receipt of written notice of such revocation from the Limited Partner executing such proxy.

(d) Each meeting of the Partners shall be conducted by the General Partner or such other Person as the General Partner may appoint pursuant to such rules for the conduct of the meeting as the General Partner or such other Person deems appropriate. Without limitation, meetings of Partners may be conducted in the same manner as meetings of the shareholders of the Company and may be held at the same time, and as part of, meetings of the shareholders of the Company.

ARTICLE 15.

GENERAL PROVISIONS

Section 15.1. Addresses and Notice.

Any notice, demand, request or report required or permitted to be given or made to a Partner or Assignee under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to such Partner or Assignee at the address set forth in Exhibit A or such other address of which such Partner shall notify the General Partner in writing.

Section 15.2. Titles and Captions.

All article or section titles or captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to “Articles” and “Sections” are to Articles and Sections of this Agreement.

Section 15.3. Pronouns and Plurals.

Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neutral forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

Section 15.4. Further Action.

The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 15.5. Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 15.6. Creditors.

The provisions of this Agreement are solely for the purpose of defining the interests of the Partners, inter se; and no other Person (i.e., a party who is not a signatory hereto or a permitted successor to such signatory hereto) shall have any right, power, title or interest by way of subrogation or otherwise, in and to the rights, powers, title and provisions of this Agreement; provided, that Indemnitees are intended third-party beneficiaries of Section 7.7. No creditor or other third party having dealings with the Partnership shall have the right to enforce the right or obligation of any Partner to make Capital Contributions or loans to the Partnership or to pursue any other right or remedy hereunder or at law or in equity. None of the rights or obligations of the Partners herein set forth to make Capital Contributions or loans to the Partnership shall be deemed an asset of the Partnership for any purpose by any creditor or other third party, nor may any such rights or obligations be sold, transferred or assigned by the Partnership or pledged or encumbered by the Partnership to secure any Debt or other obligation of the Partnership or any of the Partners.

Section 15.7. Waiver.

No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 15.8. Counterparts.

This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing his or its signature hereto.

Section 15.9. Applicable Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law. In the event of a conflict between any provision of this Agreement and any non-mandatory provision of the Act, the provisions of this Agreement shall control and take precedence.

(b) Each Partner and Assignee hereby (i) submits to the exclusive jurisdiction of any state or federal court sitting in the State of Delaware (collectively, the “Delaware Courts”), with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, (ii) to the fullest extent permitted by law, irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of any of the Delaware Courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper, (iii) to the fullest extent permitted by law, agrees that notice or the service of process in any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby shall be properly served or delivered if delivered to such Partner or Assignee at such Partner’s or Assignee’s last known address as set forth in the Partnership’s books and records, and (iv) to the fullest extent permitted by law, irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

Section 15.10. Invalidity of Provisions.

If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

Section 15.11. Entire Agreement.

This Agreement, the Purchase Agreements and the Side Letter contain the entire understanding and agreement among the Partners with respect to the subject matter hereof and supersedes the Initial Agreement and any other prior written or oral understandings or agreements among them with respect thereto. Notwithstanding anything to the contrary in this Agreement, the Partners and Assignees hereby acknowledge and agree that the General Partner, on its own behalf and/or on behalf of the Partnership (following direction and approval of the Board of Directors), without the approval of any Limited Partner, may enter into side letters or similar written agreements with Limited Partners that are not Affiliates of the General Partner, executed contemporaneously with the admission of such Limited Partner to the Partnership, which have the effect of establishing rights under, or altering or supplementing, the terms hereof, as negotiated with such Limited Partner and which the Board of Directors deems necessary, desirable or appropriate. The parties hereto agree that any terms, conditions or provisions contained in such side letters or similar written agreements with a Limited Partner shall govern with respect to such Limited Partner notwithstanding the provisions of this Agreement.

Section 15.12. Legal Counsel Relationships.

The Partners acknowledge and agree that Winston & Strawn LLP has only represented the Adviser and the Company in connection with this Agreement and the other transactions related hereto (the “Transactions”). Each Limited Partner, other than the Company, is relying solely on his or its own tax and legal advisors, and not Winston & Strawn LLP, with respect to the tax and other legal aspects of his, her or its investment in the Partnership. Further, except for Winston & Strawn LLP’s representation of the Adviser and the Company with respect to the Transactions, or as may otherwise expressly be agreed in writing by Winston & Strawn LLP, in no event shall an attorney-client relationship exist between Winston & Strawn LLP on the one hand and any other Limited Partner and/or their Affiliates, on the other hand. The Limited Partners further agree and consent that Winston & Strawn LLP shall be permitted to render legal advice and to provide legal services to any Limited Partner or the Partnership from time to time, and each Limited Partner covenants and agrees that such representation of a Limited Partner or the Partnership by such firm from time to time shall not disqualify such firm from providing legal advice and legal services to their respective client Limited Partners or Affiliates in matters related or unrelated to this Agreement.

[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

INITIAL GENERAL PARTNER:

/s/Brian Mitts
Name: Brian Mitts

GENERAL PARTNER:

VINEBROOK HOMES OP GP, LLC

By:	/s/Ryan McGarry
	Name:	Ryan McGarry
	Title:	Managing Partner

1

LIMITED PARTNERS:

VINEBROOK HOMES TRUST, INC.

By:	/s/Matt McGraner
	Name:	Matt McGraner
	Title:	President and Secretary

NEXPOINT REAL ESTATE OPPORTUNITIES, LLC

By:	/s/Brian Mitts
	Name:	Brian Mitts
	Title:	Authorized Signatory

2

[Additional signatures on file with the Partnership]

3

EXHIBIT A

PARTNERS’ CONTRIBUTIONS AND PARTNERSHIP INTERESTS

[On file with the Partnership]

A-1

EXHIBIT B

CAPITAL ACCOUNT MAINTENANCE

1. Capital Accounts of the Partners

A. The Partnership shall maintain for each Partner a separate Capital Account in accordance with the rules of Regulations Section 1.704-l(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to the Agreement, and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1(a) of the Agreement and Exhibit C of the Agreement, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to the Agreement, and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1.(b) of the Agreement and Exhibit C hereof.

B. For purposes of computing the amount of any item of income, gain, deduction or loss to be reflected in the Partners’ Capital Accounts, unless otherwise specified in the Agreement, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes determined in accordance with Section 703(a) of the Code (for this purpose all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

(1) Except as otherwise provided in Regulations Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Partnership; provided, that the amounts of any adjustments to the adjusted bases of the assets of the Partnership made pursuant to Section 734 of the Code as a result of the distribution of property by the Partnership to a Partner (to the extent that such adjustments have not previously been reflected in the Partners’ Capital Accounts) shall be reflected in the Capital Accounts of the Partners in the manner and subject to the limitations prescribed in Regulations Section 1.704-1(b)(2)(iv)(m)(4).

(2) The computation of all items of income, gain, and deduction shall be made without regard to the fact that items described in Sections 705(a)(1)(B) or 705(a)(2)(B) of the Code are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes.

(3) Any income, gain or loss attributable to the taxable disposition of any Partnership property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Partnership’s Carrying Value with respect to such property as of such date.

(4) In lieu of the Depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such fiscal year.

(5) In the event the Carrying Value of any Partnership asset is adjusted pursuant to Section 1.D hereof, the amount of any such adjustment shall be taken into account as gain or loss from the disposition of such asset.

(6) Notwithstanding any other provision of this Section 1.B, any items that are specially allocated pursuant to Exhibit C of the Agreement shall not be taken into account for purposes of computing Net Income or Net Loss.

The amounts of the items of Partnership income, gain, loss or deduction available to be specially allocated pursuant to Exhibit C of the Agreement shall be determined by applying rules analogous to those set forth in Sections 1.B(1) through 1.B(5) above.

C. Generally, a transferee (including an Assignee) of a Partnership Unit shall succeed to a pro rata portion of the Capital Account of the transferor.

D.(1) Consistent with the provisions of Regulations Section 1.704-1(b)(2)(iv)(f), and as provided in Section 1.D(2), the Carrying Value of all Partnership assets shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the times of the adjustments provided in Section 1.D(2) hereof, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property and allocated pursuant to Section 6.1 of the Agreement.

(2) Such adjustments shall be made as of the following times: (a) immediately prior to the acquisition of an additional interest in the Partnership by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (b) immediately prior to the distribution by the Partnership to a Partner of more than a de minimis amount of property as consideration for an interest in the Partnership; (c) in connection with the grant of an interest in the Partnership (other than a de minimis interest), as consideration for the provision of services to or for the benefit of the Partnership by an existing Partner acting in a partner capacity or by a new partner acting in a partner capacity or in anticipation of being a partner; (d) the issuance of any LTIP Units; and (e) immediately prior to the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (a), (b), (c) and (d) above shall be made only if the General Partner determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership.

(3) In accordance with Regulations Section 1.704-1(b)(2)(iv)(e), the Carrying Value of Partnership assets distributed in kind shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Partnership property, as of the time any such asset is distributed.

(4) The Carrying Value of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulations Section 1.704-1(b)(2)(iv)(m) and Section 1.B(1) hereof or Section 1.F of Exhibit C of the Agreement; provided, however, that Carrying Values shall not be adjusted pursuant to this Section 1.D(4) to the extent that an adjustment pursuant to Section 1.D(2) hereof is required in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.D(4).

(5) In determining Unrealized Gain or Unrealized Loss for purposes of this Exhibit B, the aggregate cash amount and fair market value of all Partnership assets (including cash or cash equivalents) shall be determined by the General Partner using such reasonable method of valuation as it may adopt, or in the case of a liquidating distribution pursuant to Article 13 of the Agreement, shall be determined and allocated by the Liquidator using such reasonable method of valuation as it may adopt. The General Partner, or the Liquidator, as the case may be, shall allocate such aggregate value among the assets of the Partnership (in such manner as it determinates after direction and approval from the Board of Managers to arrive at a fair market value for individual properties).

If the Carrying Value of an asset has been determined or adjusted pursuant to Section 1.B(2) or Section 1.B(4) of this Exhibit B, such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.

E. The initial Capital Account attributable to a Capital LTIP Unit shall equal the Capital Account attributable to a Common Unit determined immediately following the adjustment to the Carrying Value of Partnership assets pursuant to Section 1.D of this Exhibit B in connection with the issuance of such Capital LTIP Unit. The initial Capital Account Attributable to a Profits LTIP Unit shall equal zero.

F. The provisions of the Agreement (including this Exhibit B and other Exhibits to the Agreement) relating to the maintenance of Capital Accounts are intended to comply with Regulations Section 1.704-l(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify (i) the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by Contributed or distributed property or which are assumed by the Partnership, the General Partner, or the Limited Partners) are computed, or (ii) the manner in which items are allocated among the Partners for federal income tax purposes, in order to comply with such Regulations or to comply with Section 704(c) of the Code, the General Partner may make such modification without regard to Article 14 of the Agreement; provided, that it is not likely to have a material effect on the amounts distributable to any Person pursuant to Article 13 of the Agreement upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause the Agreement not to comply with Regulations Section 1.704-1(b). In addition, the General Partner may adopt and employ such methods and procedures for (i) the maintenance of book and tax capital accounts, (ii) the determination and allocation of adjustments under Sections 704(c), 734 and 743 of the Code, (iii) the determination of Net Income, Net Loss, taxable income, taxable loss and items thereof under the Agreement and pursuant to the Code, (iv) the adoption of reasonable conventions and methods for the valuation of assets and the determination of tax basis, (v) the allocation of asset value and tax basis, and (vi) conventions for the determination of cost recovery, Depreciation and amortization deductions, as it determines in its sole discretion are necessary or appropriate to execute the provisions of the Agreement, to comply with federal and state tax laws, and are in the best interest of the Partners.

2. No Interest

No interest shall be paid by the Partnership on Capital Contributions or on balances in Partners’ Capital Accounts.

3. No Withdrawal

No Partner shall be entitled to withdraw any part of his or its Capital Contribution or his or its Capital Account or to receive any distribution from the Partnership, except as provided in Articles 4, 5, 7 and 13 of the Agreement.

4. Special Allocations in Connection with a Liquidating Event.

The Partners intend that the allocation of Net Income, Net Loss and other items of income, gain, loss, deduction and credit required to be allocated to the Capital Accounts of the Partners pursuant to the Agreement will result in final Capital Account balances that will permit the amount each Partner is entitled to receive upon “liquidation” of the Partnership (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations) to equal the amount such Partner would have received if such amount was distributable pro rata in accordance with the Partners’ respective Percentage Interests (other than a holder of Profits LTIP Units with respect to Profits LTIP Units for which the Target Balance has not been achieved without regard to this Section 4 of this Exhibit B). Accordingly, notwithstanding the provisions of Section 6.1(a) and Section 6.1(b) of the Agreement, in the taxable year of the event precipitating a Liquidating Event and thereafter, appropriate adjustments to allocations of Net Income and Net Losses (and items thereof) to the Partners shall be made to achieve such result to the maximum extent possible; provided, however, in no event shall the balance of the Capital Account balance of a holder of Profits LTIP Units (to the extent attributable to such Profits LTIP Units) for which the Target Balance has not been achieved without regard to this Section 4 of this Exhibit B be increased to an amount excess of the balance that would result without regard to this Section 4 of this Exhibit B.

EXHIBIT C

SPECIAL ALLOCATION RULES; OTHER TAX MATTERS

1.	Special Allocation Rules

Notwithstanding any other provision of the Agreement or this Exhibit C, the following special allocations shall be made:

A. Minimum Gain Chargeback. Notwithstanding the provisions of Section 6.1 of the Agreement or any other provisions of this Exhibit C, if there is a net decrease in Partnership Minimum Gain during any Partnership taxable year, then, subject to the exceptions set forth in Regulations Sections 1.704-2(f)(2)-(5), each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, as determined under Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(f)(6). This Section 1.A is intended to comply with the minimum gain chargeback requirements in Regulations Section 1.704-2(f) and shall be interpreted consistently therewith. Solely for purposes of this Section 1.A, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement with respect to such Partnership taxable year and without regard to any decrease of Partner Minimum Gain during such Partnership taxable year.

B. Partner Minimum Gain Chargeback. Notwithstanding any other provision of Section 6.1 of the Agreement or any other provisions of this Exhibit C (except Section 1.A hereof), if there is a net decrease in Partner Minimum Gain attributable to a Partner Nonrecourse Debt during any Partnership taxable year, then, subject to the exceptions referred to in Regulations Section 1.704-2(i)(4), each Partner who has a share of the Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner’s share of the net decrease in Partner Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Regulations Section 1.704-2(i)(4). This Section 1.B is intended to comply with the minimum gain chargeback requirement in such section of the Regulations and shall be interpreted consistently therewith. Solely for purposes of this Section 1.B, each Partner’s Adjusted Capital Account Deficit shall be determined prior to any other allocations pursuant to Section 6.1 of the Agreement or this Exhibit with respect to such Partnership taxable year, other than allocations pursuant to Section 1.A hereof.

C. Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), and after giving effect to the allocations required under Sections 1.A and 1.B hereof such Partner has an Adjusted Capital Account Deficit, items of Partnership income and gain (consisting of a pro rata portion of each item of Partnership income, including gross income and gain for the Partnership taxable year) shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, its Adjusted Capital Account Deficit created by such adjustments, allocations or distributions as quickly as possible. This Section 1.C is intended to constitute a qualified income offset under Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

D. Nonrecourse Deductions. Nonrecourse Deductions for any Partnership taxable year shall be allocated to the Partners in accordance with their respective Percentage Interests. If the General Partner determines in its good faith discretion that the Partnership’s Nonrecourse Deductions must be allocated in a different ratio to satisfy the safe harbor requirements of the Regulations promulgated under Section 704(b) of the Code, the General Partner is authorized, upon notice to the Limited Partners, to revise the prescribed ratio to the numerically closest ratio for such Partnership taxable year which would satisfy such requirements.

E. Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Partnership taxable year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

F. Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Partners in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such section of the Regulations.

G. Curative Allocations. The allocations set forth in Section 1.A through 1.F of this Exhibit C (the “Regulatory Allocations”) are intended to comply with certain requirements of the Regulations under Section 704(b) of the Code. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to divide Partnership distributions. Accordingly, the General Partner is hereby authorized to divide other allocations of income, gain, deduction and loss among the Partners so as to prevent the Regulatory Allocations from distorting the manner in which Partnership distributions will be divided among the Partners. In general, the Partners anticipate that, if necessary, this will be accomplished by specially allocating other items of income, gain, loss and deduction among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each person is zero. However, the General Partner will have discretion to accomplish this result in any reasonable manner; provided, however, that no allocation pursuant to this Section 1.G shall cause the Partnership to fail to comply with the requirements of Regulations Sections 1.704-1(b)(2)(ii)(d), -2(e) or -2(i).

H. Profits LTIP Unit Allocations. After giving effect to the special allocations set forth in Section 1.A and Section 1.B of this Exhibit C, and the allocations of Net Income under Section 6.1(a)(1) and Section 6.1(a)(2) (including, for the avoidance of doubt, Liquidating Gains that are a component of Net Income) of the Agreement, and subject to the other provisions of this Exhibit C, but before allocations are made under Section 6.1(a)(3) of the Agreement:

(1) Any remaining Liquidating Gains shall first be allocated among the Partners so as to cause, as nearly as possible, the Economic Capital Account Balances of the Profits LTIP Unit holders, to the extent attributable to their ownership of Profits LTIP Units, to be equal to (i) the Company Common Unit Economic Balance, multiplied by (ii) the number of their Profits LTIP Units (with respect to each Profits LTIP Unit holder, the “Target Balance”); provided that no such Liquidating Gains will be allocated with respect to any particular Profits LTIP Unit unless and to the extent that such Liquidating Gains, when aggregated with other Liquidating Gains realized since the issuance of such Profits LTIP Unit, exceed Liquidating Losses realized since the issuance of such Profits LTIP Unit. Any such allocations shall be made among the Partners in proportion to the aggregate amounts required to be allocated to each Partner under this Section 1.H.1 of this Exhibit C.

(2) After giving effect to the special allocations set forth above, if, due to distributions with respect to Common Units in which the Profits LTIP Units do not participate, forfeitures or otherwise, the Economic Capital Account Balance of any present or former holder of Profits LTIP Units attributable to such holder’s Profits LTIP Units, exceeds the Target Balance, then Liquidating Losses shall be allocated to such holder, or Liquidating Gains shall be allocated to the other Partners, to reduce or eliminate the disparity; provided, however, that if Liquidating Losses or Liquidating Gains are insufficient to completely eliminate all such disparities, such losses or gains shall be allocated among Partners in a manner reasonably determined by the General Partner.

(3) The parties agree that the intent of this Section 1.H of this Exhibit C is (i) to the extent possible to make the Economic Capital Account Balance associated with each Profits LTIP Unit economically equivalent to the Company Common Unit Economic Balance and (ii) to allow conversion of a Profits LTIP Unit (assuming prior vesting) into a Common Unit when sufficient Liquidating Gains have been allocated to such Profits LTIP Unit pursuant to Section 1.H.1 of this Exhibit C so that either its initial Book-Up Target has been reduced to zero or the parity described in the definition of Target Balance has been achieved. The General Partner shall be permitted to interpret this Section 1.H of this Exhibit C or to amend this Agreement to the extent necessary and consistent with this intention.

(4) In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 1.H of this Exhibit C, Net Income allocable under Section 6.1(a)(3) of the Agreement and any Net Loss shall be recomputed without regard to the Liquidating Gains or Liquidating Losses so allocated.

I.	Forfeiture Allocations.

(1) Subject to Section 1.I.2 of this Exhibit C, if any holder forfeits (or has repurchased at less than fair market value) all or a portion of such holder’s Partnership Units, the Partnership shall make forfeiture allocations to such holder in the manner and to the extent required by Proposed Regulations Section 1.704-1(b)(4)(xii) (as such Proposed Regulations may be amended or modified, including upon the issuance of temporary or final Treasury Regulations).

If a Profits LTIP Unit holder forfeits any Profits LTIP Units to which Liquidating Gain has previously be allocated pursuant to Section 1.H of this Exhibit C, (i) the portion of such holders Capital Account attributable to such Liquidating Gain allocated to such forfeited Profits LTIP Units shall be re-allocated to such holder’s remaining Profits LTIP Units that were outstanding on the date of the initial allocation of such Liquidating Gain to the extent necessary to cause such holders Economic Capital Account Balance attributable to each such Profits LTIP Unit to equal the Company Common Unit Economic Balance, and (ii) forfeiture allocations shall be made pursuant to Section 1.I.1 of this Exhibit C with respect to the amount of any such Liquidating Gain not re-allocated pursuant to clause (i) above (and the Capital Account attributable to the forfeited Profits LTIP Units that is not so reallocated or reduced to zero through forfeiture allocations shall be reduced to zero).

2.	Allocations for Tax Purposes

A. Except as otherwise provided in this Section 2, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Partners in the same manner as its correlative item of “book” income, gain, loss or deduction is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

B. In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, and deduction shall be allocated for federal income tax purposes among the Partners as follows:

(1) (a) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Partners, consistent with the principles of Section 704(c) of the Code and the Regulations thereunder, and with the procedures and methods described in Section 10.2 of the Agreement, to take into account the variation between the 704(c) Value of such property and its adjusted basis at the time of contribution; and

(b)

any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

(2)	(a) In the case of an Adjusted Property, such items shall:

(1)

first, be allocated among the Partners in a manner consistent with the principles of Section 704(c) of the Code and the Regulations thereunder to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Exhibit B of the Agreement; and

(2)	second, in the event such property was originally a Contributed Property, be allocated among the Partners in a manner consistent with Section 2.B(1) of this Exhibit C; and

(b)

any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Partners in the same manner as its correlative item of “book” gain or loss is allocated pursuant to Section 6.1 of the Agreement and Section 1 of this Exhibit C.

C. To the extent that the Treasury Regulations promulgated pursuant to Section 704(c) of the Code permit the Partnership to utilize alternative methods to eliminate the disparities between the Carrying Value of Property and its adjusted basis, the General Partner shall have the authority to elect the method to be used by the Partnership and such election shall be binding on all Partners.

3.	No Withdrawal

No Partner shall be entitled to withdraw any part of its Capital Contribution or its Capital Account or to receive any distribution from the Partnership, except as provided in Articles 4, 5, 8 and 13 of the Agreement.

EXHIBIT D

NOTICE OF REDEMPTION

The undersigned Limited Partner hereby irrevocably requests VineBrook Homes Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), to redeem                      Partnership Units in the Partnership in accordance with the terms of the Amended and Restated Limited Partnership Agreement of the Partnership and the Redemption Right referred to therein; and the undersigned Limited Partner irrevocably (i) surrenders such Partnership Units and all right, title and interest therein, and (ii) directs that the Cash Amount or REIT Shares Amount (as determined by the Company) deliverable upon exercise of the Redemption Right be delivered to the address specified below, and if REIT Shares are to be delivered, such REIT Shares be registered or placed in the name(s) and at the address(es) specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has marketable and unencumbered title to such Limited Partnership Units, free and clear of the rights or interests of any other person or entity, (b) has the full right, power, and authority to request such redemption and surrender such Partnership Units as provided herein, and (c) has obtained the consent or approval of all persons or entities, if any, having the right to consent or approve such redemption and surrender of Units. The undersigned Limited Partner further agrees that, in the event that any state or local property tax is payable as a result of the transfer of its Partnership Units to the Partnership or the Company, the undersigned Limited Partner shall assume and pay such transfer tax.

Dated:

Name of Limited Partner:
Please Print

(Signature of Limited Partner)

(Street Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

D-1

If REIT Shares are to be issued, issue to:

Name:

Please insert social security or identifying number:

D-2

EXHIBIT E

CONSTRUCTIVE OWNERSHIP DEFINITION

The term “Constructively Owns” means ownership determined through the application of the constructive ownership rules of Section 318 of the Code, as modified by Section 856(d)(5) of the Code. Generally, as of the date first set forth above, these rules provide the following:

a. an individual is considered as owning the Ownership Interest that is owned, actually or constructively, by or for his spouse, his children, his grandchildren, and his parents;

b. an Ownership Interest that is owned, actually or constructively, by or for a partnership, limited liability company or estate is considered as owned proportionately by its partners or beneficiaries;

c. an Ownership Interest that is owned, actually or constructively, by or for a trust is considered as owned by its beneficiaries in proportion to the actuarial interest of such beneficiaries (provided, however, that in the case of a “grantor trust” the Ownership Interest will be considered as owned by the grantors);

d. if ten (10) percent or more in value of the stock in a corporation is owned, actually or constructively, by or for any person, such person shall be considered as owning the Ownership Interest that is owned, actually or constructively, by or for such corporation in that proportion which the value of the stock which such person so owns bears to the value of all the stock in such corporation;

e. an Ownership Interest that is owned, actually or constructively, by or for a partner or member which actually or constructively owns a 25% or greater capital interest or profits interest in a partnership or limited liability company, or by or to or for a beneficiary of an estate or trust shall be considered as owned by the partnership, limited liability company, estate, or trust (or, in the case of a grantor trust, the grantors);

f. if ten (10) percent or more in value of the stock in a corporation is owned, actually or constructively, by or for any person, such corporation shall be considered as owning the Ownership Interest that is owned, actually or constructively, by or for such person;

g. if any person has an option to acquire an Ownership Interest (including an option to acquire an option or any one of a series of such options), such Ownership Interest shall be considered as owned by such person;

h. an Ownership Interest that is constructively owned by a person by reason of the application of the rules described in paragraphs (a) through (g) above shall, for purposes of applying paragraphs (a) through (g), be considered as actually owned by such person; provided, however, that (i) an Ownership Interest constructively owned by an individual by reason of paragraph (a) shall not be considered as owned by him for

E-1

purposes of again applying paragraph (a) in order to make another person the constructive owner of such Ownership Interest, (ii) an Ownership Interest constructively owned by a partnership, estate, trust, or corporation by reason of the application of paragraphs (e) or (f) shall not be considered as owned by it for purposes of applying paragraphs (b), (c), or (d) in order to make another person the constructive owner of such Ownership Interest, (iii) if an Ownership Interest may be considered as owned by an individual under paragraph (a) or (g), it shall be considered as owned by him under paragraph (g), and (iv) for purposes of the above described rules, an S corporation shall be treated as a partnership and any shareholder of the S corporation shall be treated as a partner of such partnership except that this rule shall not apply for purposes of determining whether stock in the S corporation is constructively owned by any person.

i. For purposes of the above summary of the constructive ownership rules, the term “Ownership Interest” means the ownership of stock with respect to a corporation and, with respect to any other type of entity, the ownership of an interest in either its assets or net profits.

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EXHIBIT F

SCHEDULE OF PARTNERS’ OWNERSHIP WITH RESPECT TO TENANTS

NONE

EXHIBIT G

NOTICE OF ELECTION BY PARTNER TO CONVERT

LTIP UNITS INTO COMMON UNITS

The undersigned holder of LTIP Units hereby irrevocably (i) elects to convert                      LTIP Units in VineBrook Homes Operating Partnership, L.P. (the “Partnership”) into Common Units in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended and/or restated from time to time, and (ii) directs that any cash in lieu of Common Units that may be deliverable upon such conversion be delivered to the address specified below. The undersigned hereby represents, warrants, and certifies that the undersigned (a) has title to such LTIP Units, free and clear of the rights or interests of any other person or entity other than the Partnership, (b) has the full right, power, and authority to cause the conversion of such LTIP Units as provided herein, and (c) has obtained the consent to or approval of all persons or entities, if any, having the right to consent or approve such conversion.

Dated:	Name of Limited Partner:

(Signature of Limited Partner)

(Street Address)

(City) (State) (Zip Code)

Signature Guaranteed by:

EXHIBIT H

NOTICE OF ELECTION BY PARTNERSHIP TO FORCE CONVERSION OF

LTIP UNITS INTO COMMON UNITS

VineBrook Homes Operating Partnership, L.P. (the “Partnership”) hereby irrevocably elects to cause the number of LTIP Units held by the holder of LTIP Units set forth below to be converted into Common Units in accordance with the terms of the Amended and Restated Agreement of Limited Partnership of the Partnership, as amended and/or restated from time to time.

Name of Holder:

Date of this Notice:

Number of LTIP Units to be Converted:

Please Print Exact Name as Registered

with Partnership:

Execution Version

FIRST AMENDMENT

TO

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

VINEBROOK HOMES OPERATING PARTNERSHIP, L.P.

This First Amendment (this “Amendment”), dated as of February 5, 2019, is to the Amended and Restated Limited Partnership Agreement of VineBrook Homes Operating Partnership, L.P. (the “Partnership”), dated November 1, 2018, by and among VineBrook Homes OP GP, LLC, a Delaware limited liability company (the “General Partner”), and the Persons that are party thereto from time to time and whose names are set forth on Exhibit A attached thereto (as it may be amended from time to time) (as amended, the “Partnership Agreement”). All capitalized terms used herein and not otherwise defined have the respective meaning given to such terms in the Partnership Agreement.

RECITALS

A. Due to the prorations relating to certain expenses associated with the Properties contributed to the Partnership by NREO concurrently with the consummation of the transactions contemplated by the Purchase Agreements, the agreed value of such contributed Property must be increased.

B. The General Partner has determined that the agreed value of the Property contributed by NREO shall be increased from $20,045,937.72 to $20,208,957.00, resulting in an increase of the number of Common Units held by NREO from 2,820,150.29 (which includes the Cash Contributions and the agreed value of the contributed Property) to 2,826,671.06 Common Units.

C. On December 21, 2018, in connection with an ongoing private placement, VineBrook Homes Trust, Inc., a Maryland corporation (the “Company”), a limited partner of the Partnership, completed a private offering of its Class A Common Stock, par value $0.01 per share, the net cash proceeds from which it contributed to the Partnership in exchange for limited partnership units of the Partnership pursuant to that certain Partnership Units Subscription Agreement, effective December 21, 2018, by and between the Company and the Partnership.

D. On January 8, 2019, in accordance with Section 8.6(e) of the Partnership Agreement, the Partnership used $2,000,000 of the Capital Contributions received by the Company pursuant to that certain Partnership Units Subscription Agreement, dated December 21, 2018, by and between the Company and the Partnership (the “December Subscription Agreement”), to redeem 70,746.3742 Partnership Units from NREO at a redemption price per Partnership Unit equal to $28.27.

E. On January 14, 2019, in accordance with Section 8.6(e) of the Partnership Agreement, the Partnership used $10,000,000 of the Capital Contributions received by the Company pursuant to the December Subscription Agreement to redeem 353,731.871 Partnership Units from NREO at a redemption price per Partnership Unit equal to $28.27.

F. In accordance with Section 4.1 and 14.1 of the Partnership Agreement, to reflect (i) the increased value of NREO’s contribution, (ii) the Company’s cash contribution to the Partnership in exchange for limited partnership units of the Partnership effective December 21, 2018 and (iii) the Partnership’s redemption of 424,478.245 Partnership Units from NREO in accordance with Section 8.6(e) of the Partnership Agreement, the General Partner has approved the amendment to the Partnership Agreement set forth herein.

AGREEMENTS

Section 1. Amendment of Exhibit A. Exhibit A of the Partnership Agreement is hereby amended and restated in its entirety to read as set forth on Exhibit A attached hereto.

Section 2. Miscellaneous.

(a) Effect of Amendment. This Amendment is limited as specified and shall not constitute a modification, amendment or waiver of any other provision of the Partnership Agreement. Except as specifically amended by this Amendment, all other provisions of the Partnership Agreement are hereby ratified and remain in full force and effect.

(b) Single Document. From and after the date hereof, all references to the Partnership Agreement shall be deemed to be references to the Partnership Agreement as amended by this Amendment.

(c) Severability. In the event that any provision of this Amendment or the application of any provision of this Amendment is declared to be invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Amendment shall not be affected.

(d) Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

(e) Headings. The headings in this Amendment are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned has executed this Amendment as of this 5th day of February, 2019.

GENERAL PARTNER:

VINEBROOK HOMES OP GP, LLC

By:	/s/ Ryan McGarry
	Name:	Ryan McGarry
	Title:	Managing Partner

Signature Page to First Amendment to Partnership Agreement

EXHIBIT A

PARTNERS’ CONTRIBUTIONS AND PARTNERSHIP INTERESTS

[On file with the Partnership]

A-1

Execution Version

SECOND AMENDMENT

TO

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

VINEBROOK HOMES OPERATING PARTNERSHIP, L.P.

This Second Amendment (this “Amendment”), dated as of May 4, 2020, is to the Amended and Restated Limited Partnership Agreement of VineBrook Homes Operating Partnership, L.P. (the “Partnership”), dated November 1, 2018, by and among VineBrook Homes OP GP, LLC, a Delaware limited liability company (the “General Partner”), and the Persons that are party thereto from time to time and whose names are set forth on Exhibit A attached thereto (as it may be amended from time to time) (as amended, the “Partnership Agreement”). All capitalized terms used herein and not otherwise defined have the respective meaning given to such terms in the Partnership Agreement.

RECITALS

A. In accordance with Section 14.1(a) of the Partnership Agreement, to account for additional Management Agreements entered into by Subsidiaries of the Partnership since November 1, 2018, the Board and the General Partner have approved the amendments to the Partnership Agreement set forth herein.

AGREEMENTS

Section 1. Amendments.

(a) The definition of “Management Agreement” contained in Article 1 of the Partnership Agreement is deleted and replaced in its entirety with the following:

“‘Management Agreements’” means (a) that certain Management Agreement, dated November 1, 2018, by and among certain Subsidiaries of the Partnership and the Manager, as may be amended, restated, modified, supplemented or replaced from time to time and (b) any additional Management Agreements that may be entered into from time to time by any Subsidiary of the Partnership and the Manager, as may be amended, restated, modified, supplemented or replaced from time to time.

(b) Except as provided herein, all references to “Management Agreement” in the Partnership Agreement shall be deleted and replaced with “Management Agreements”.

(c) Section 7.1(a) of the Partnership Agreement is amended by adding immediately after the end thereof a new subsection (20) as follows:

“(20) the negotiation, execution, delivery and performance of any additional Management Agreements that may be entered into from time to time by any Subsidiary of the Partnership and the Manager after the date hereof.”

(d) Section 7.12(a)(2) of the Partnership Agreement is deleted and replaced in its entirety with the following:

“two of the members shall be designated by the Manager so long as at least one of the Management Agreements remain in full force and effect (the “Management Designees”). In the event all Management Agreements are terminated pursuant to their respective terms, the Management Designees shall be designated by the Limited Partners holding a majority of the Percentage Interests of the Limited Partners.”

(e) Section 11.2(c) of the Partnership Agreement is deleted and replaced in its entirety with the following:

“In the event all Management Agreements are terminated for any reason, the General Partner shall cooperate with the Partnership or its duly appointed successor general partner to (i) withdraw from the Partnership, in its role as the General Partner, (ii) transfer all of its General Partner Interest in the Partnership to the successor general partner selected by the Board of Directors pursuant to an assignment agreement providing for, among other things, the release and indemnification of the General Partner from any obligations or liabilities with the respect to the General Partner Interest from and after the execution of such assignment and (iii) execute and acknowledge any required amendments to this Agreement reflecting the foregoing. Documentation governing any of the foregoing shall be in such form and content as are reasonably acceptable to the General Partner and the Partnership.”

Section 2. Miscellaneous.

(a) Effect of Amendment. This Amendment is limited as specified herein and shall not constitute a modification, amendment or waiver of any other provision of the Partnership Agreement. Except as specifically amended by this Amendment, all other provisions of the Partnership Agreement are hereby ratified and remain in full force and effect.

(b) Single Document. From and after the date hereof, all references to the Partnership Agreement shall be deemed to be references to the Partnership Agreement as amended by this Amendment.

(c) Severability. In the event that any provision of this Amendment or the application of any provision of this Amendment is declared to be invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Amendment shall not be affected.

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(d) Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

(e) Headings. The headings in this Amendment are for convenience only. They shall not be deemed part of this Amendment and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first set forth above.

GENERAL PARTNER:

VINEBROOK HOMES OP GP, LLC

By:	/s/ Dana Sprong
Name: Dana Sprong
Title: Managing Partner

REIT:

VINEBROOK HOMES TRUST, INC.

By:	/s/ Brian Mitts
Name: Brian Mitts
Title: Chief Financial Officer, Treasurer and Assistant Secretary

[Signature Page to Second Amendment to Amended and Restated Partnership Agreement]

Execution Version

THIRD AMENDMENT

TO

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

OF

VINEBROOK HOMES OPERATING PARTNERSHIP, L.P.

This Third Amendment (this “Amendment”), dated as of October 5th, 2020, is to the Amended and Restated Limited Partnership Agreement of VineBrook Homes Operating Partnership, L.P. (the “Partnership”), dated November 1, 2018, by and among VineBrook Homes OP GP, LLC, a Delaware limited liability company (the “General Partner”), and the Persons that are party thereto from time to time and whose names are set forth on Exhibit A attached thereto (as it may be amended from time to time) (as amended, the “Partnership Agreement”). All capitalized terms used herein and not otherwise defined have the respective meaning given to such terms in the Partnership Agreement.

RECITALS

In accordance with Section 14.1(a) of the Partnership Agreement, the board of the directors (the “Board”) of VineBrook Homes Trust, Inc., a Maryland corporation (the “Company”) and the General Partner have approved the amendments to the Partnership Agreement set forth herein to designate the Series A Preferred Units (defined in Annex A hereto), among other things.

AGREEMENTS

Section 1. Terms and Conditions of Series A Preferred Units. The Partnership Agreement is hereby amended by the addition of a new annex thereto, entitled Annex A, in the form attached hereto, which sets forth the designations, allocations, preferences or other rights, voting powers or rights, restrictions, limitations as to distributions, qualifications or terms and conditions of redemption, and any other special rights, powers and duties and other terms of the Series A Preferred Units and which shall be made a part of the Partnership Agreement.

Section 2. Construction. The Series A Preferred Units have been created and are being issued in conjunction with the issuance and sale of Series A Preferred Stock by the Company, and as such, the Series A Preferred Units are intended to have designations, preferences and other rights and terms that are substantially the same as those of the Series A Preferred Stock, all such that the economic interests of the Series A Preferred Units and the Series A Preferred Stock are substantially identical, and the provisions, terms and conditions of this Amendment, including without limitation the attached Annex A, shall be interpreted in a fashion consistent with this intent.

Section 3. Amendment of Section 12.3. Article 12, Section 12.3 of the Agreement is hereby deleted in its entirety and replaced by the following:

1

“Section 12.3. Amendment of Agreement and Certificate of Limited Partnership.

For the admission to the Partnership of any Partner, the General Partner shall take all steps necessary and appropriate under the Act to amend the records of the Partnership and, if necessary, to prepare as soon as practical an amendment of this Agreement (including an amendment of Exhibit A) and, if required by applicable law, shall prepare and file an amendment to the Certificate and may for this purpose exercise the power of attorney granted pursuant to Section 2.4 hereof. Notwithstanding Sections 7.1(a)(8) and 14.1 hereof, the General Partner may amend Exhibit A without the approval of the Board of Directors if the changes to be reflected on Exhibit A have previously been approved by the General Partner and the Board of Directors.”

Section 4. Amendment of Article I. The definition of the following term contained in Article I of the Agreement is hereby deleted in its entirety and replaced by the definition below:

““Percentage Interest” means, as to a Partner, its interest in the Partnership as determined by dividing the Partnership Units owned by such Partner by the total number of Partnership Units then outstanding and as specified in Exhibit A attached hereto, as such Exhibit may be amended from time to time; provided, however, that, to the extent applicable in context, the term “Percentage Interest” means, as to a Partner, its interest in a specific class or series (or specified group of classes and/or series) as determined by dividing the Partnership Units of a specific class or series (or specified group of classes and/or series) owned by such Partner by the total number of Partnership Units of such specific class or series (or specified group of classes and/or series) outstanding.”

Section 5. Amendment of Section 5.1. Article 5, Sections 5.1 of the Agreement is hereby deleted in its entirety and replaced by Section 5.1, below.

“Section 5.1. Requirement and Characterization of Distributions.

The General Partner shall distribute at least quarterly, or more frequently if required by this Agreement, a portion of Available Cash generated by the Partnership during such quarter or shorter period, to the Partners that are Partners on the Partnership Record Date with respect to such quarter or shorter period pro rata in accordance with the following order of priority: (i) first, with respect to any Partnership Units that are entitled to any preference in distribution, in accordance with the rights of holders of such class(es) of Partnership Unit (and, within each class, among the holders of each such class, pro rata in proportion to their respective Percentage Interests of such class on such Partnership Record Date); and (ii) second, with respect to any Partnership Units

2

that are not entitled to any preference in distribution, in accordance with the rights of holders of such class(es) of Partnership Unit (and, within each class, among the holders of each such class, pro rata in proportion to their respective Percentage Interests of such class on such Partnership Record Date); provided, that in no event may a Partner receive a distribution of Available Cash with respect to a Partnership Unit if such Partner is entitled to receive a distribution out of such Available Cash with respect to a REIT Share for which such Partnership Unit has been exchanged, and any such distribution shall be made to the Company. In accordance with Section 4.6(a), LTIP Unitholders shall be entitled to receive distributions pursuant to this Section 5.1 in an amount per LTIP Unit equal to the Common Unit Distributions.”

Section 6. Amendment of Section 6.1. Article 6, Section 6.1 the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

“Section 6.1. Allocations For Capital Account Purposes.

(a) After giving effect to the special allocations set forth in Section 1 of Exhibit C attached hereto for the applicable taxable year or other allocation period, and subject to Section 4 of Exhibit B attached hereto, Net Income for each taxable year or other allocation period shall be allocated to the Partners’ Capital Accounts in the following order of priority:

(1) First, to the General Partner until the cumulative Net Income allocated to the General Partner under this Section 6.1(a)(1) equals the cumulative Net Loss allocated to the General Partner under Section 6.1(b)(3);

(2) Second, to the holders of Series A Preferred Units until the cumulative Net Income allocated to such holders under this Section 6.1(a)(2) equals the cumulative Net Loss allocated to such holders under Section 6.1(b)(2) (pro rata in accordance with the excess of such Net Loss over such Net Income for each such holder);

(3) Third, to the holders of Common Units and LTIP Units until the cumulative Net Income allocated to such holders under this Section 6.1(a)(3) equals the cumulative Net Loss allocated to such holders under Section 6.1(b)(1) (pro rata in accordance with the excess of such Net Loss over such Net Income for each such holder);

(4) Fourth, 100% to the holders of Series A Preferred Units, pro rata in accordance with their respective Percentage Interests in the Series A Preferred Units, until the cumulative Net Income allocated to such holders under this Section 6.1(a)(4) is equal to the excess of (x) the cumulative amount of distributions such holders have received with respect the Series A Preferred Units (other than distributions of Base Liquidation Preference) for all Partnership Years or other applicable

3

periods or to the date of redemption, to the extent such Series A Preferred Units are redeemed during such period, over (y) the cumulative Net Income allocated to such holders with respect to the Series A Preferred Units, pursuant to this Section 6.1(a)(4) for all prior Partnership Years or other applicable periods; and

(5) Thereafter, to the holders of Common Units and LTIP Units pro rata in accordance with their respective Percentage Interests.

(b) After giving effect to the special allocations set forth in Section 1 of Exhibit C attached hereto for the applicable taxable year or other allocation period, and subject to Section 4 of Exhibit B attached hereto, Net Loss for each taxable year or other allocation period shall be allocated to the Partners’ Capital Accounts in the following order of priority.

(1) First, to the holders of Common Units and LTIP Units with positive balances in their Economic Capital Account Balances attributable to the Common Units and LTIP Units in accordance with such balances until their Economic Capital Account Balances attributable to the Common Units and LTIP Units are reduced to zero;

(2) Second, to the holders of Series A Preferred Units until the Adjusted Capital Account of such holders in respect of its Series A Preferred Units is reduced to zero; and

(3) Thereafter, to the General Partner.

For purposes of determining allocations of Net Loss pursuant to Section 6.1(b)(1), a holder of a Profits LTIP Unit shall be treated as having a separate Economic Capital Account Balance, and for this purpose a separate Capital Account with an appropriate share of Partnership Minimum Gain and Partner Minimum Gain shall be maintained, for each tranche of Profits LTIP Units with a different issuance date that it holds and a separate Capital Account for its Common Units or Capital LTIP Units, if applicable, and the Economic Capital Account Balance of each holder of Common Units or Capital LTIP Units shall not include any Economic Capital Account Balance attributable to other series or classes of Partnership Units.

(c) It is the intention of the parties hereunder that the aggregate Capital Account balance of any holder of Series A Preferred Units in respect of its Series A Preferred Units at any date shall not exceed the amount of the original Capital Contributions made in respect of its Series A Preferred Units plus all accrued and unpaid distributions thereon, whether or not declared, to the extent not previously distributed. Notwithstanding anything to the contrary contained herein, in connection with the liquidation of the Partnership or the interest of a holder of Series A Preferred Units, and prior to making any other allocations of Net Income or Net Loss, items of income and gain or deduction and loss shall

4

first be allocated to each holder of Series A Preferred Units in respect of its Series A Preferred Units in such amounts as is required to cause the Adjusted Capital Account of such holders with respect to such Series A Preferred Units to equal the amount such holder is entitled to receive in respect of its Series A Preferred Units pursuant to the provisions of Sections 6 and 7 hereof.”

Section 7. Amendment of Exhibit B, Section 1.A. Section 1.A of Exhibit B of the Agreement is hereby deleted in its entirety and replaced by the following:

“A. The Partnership shall maintain for each Partner (and, to the extent necessary to effectuate the provisions of this Agreement, for each Partner’s interest in a specific class or series (or specified group of classes and/or series)) a separate Capital Account in accordance with the rules of Regulations Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions and any other deemed contributions made by such Partner to the Partnership pursuant to the Agreement; and (ii) all items of Partnership income and gain (including income and gain exempt from tax) computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1(a) of the Agreement and Exhibit C of the Agreement, and decreased by (x) the amount of cash or Agreed Value of all actual and deemed distributions of cash or property made to such Partner pursuant to the Agreement, and (y) all items of Partnership deduction and loss computed in accordance with Section 1.B hereof and allocated to such Partner pursuant to Section 6.1(b) of the Agreement and Exhibit C hereof.”

Section 8. Amendment of Exhibit B, Section 4. Section 4 of Exhibit B of the Agreement is hereby deleted in its entirety and replaced by the following:

“4. Special Allocations in Connection with a Liquidating Event.

The Partners intend that the allocation of Net Income, Net Loss and other items of income, gain, loss, deduction and credit required to be allocated to the Capital Accounts of the Partners pursuant to the Agreement will result in final Capital Account balances that will permit the amount each Partner is entitled to receive upon “liquidation” of the Partnership (within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Treasury Regulations) to equal the amount such Partner would have received if such amount was distributable in accordance with Section 5.1 of this Agreement (other than a holder of Profits LTIP Units with respect to Profits LTIP Units for which the Target Balance has not been achieved without regard to this Section 4 of this Exhibit B). Accordingly, notwithstanding the provisions of Section 6.1(a) and Section 6.1(b) of the Agreement, in the taxable year of the event precipitating a Liquidating Event and thereafter, appropriate adjustments to allocations of Net Income and Net Losses (and items thereof) to the Partners shall be made to achieve such result to the maximum extent possible; provided, however, in no event shall the balance of the Capital Account balance of a holder of Profits LTIP Units (to the extent attributable to such Profits LTIP Units) for which the Target Balance has not been achieved without regard to this Section 4 of this Exhibit B be increased to an amount excess of the balance that would result without regard to this Section 4 of this Exhibit B.”

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Section 9. Amendment of Exhibit C, Section 1.H. Section 1.H. of Exhibit C of the Agreement is hereby deleted in its entirety and replaced by the following:

“H. Profits LTIP Unit Allocations. After giving effect to the special allocations set forth in Section 1.A and Section 1.B of this Exhibit C, and the allocations of Net Income under Section 6.1(a)(1), Section 6.1(a)(2), Section 6.1(a)(3) and Section 6.1(a)(4) (including, for the avoidance of doubt, Liquidating Gains that are a component of Net Income) of the Agreement, and subject to the other provisions of this Exhibit C, but before allocations are made under Section 6.1(a)(5) of the Agreement:

(1) Any remaining Liquidating Gains shall first be allocated among the Partners so as to cause, as nearly as possible, the Economic Capital Account Balances of the Profits LTIP Unit holders, to the extent attributable to their ownership of Profits LTIP Units, to be equal to (i) the Company Common Unit Economic Balance, multiplied by (ii) the number of their Profits LTIP Units (with respect to each Profits LTIP Unit holder, the “Target Balance”); provided that no such Liquidating Gains will be allocated with respect to any particular Profits LTIP Unit unless and to the extent that such Liquidating Gains, when aggregated with other Liquidating Gains realized since the issuance of such Profits LTIP Unit, exceed Liquidating Losses realized since the issuance of such Profits LTIP Unit. Any such allocations shall be made among the Partners in proportion to the aggregate amounts required to be allocated to each Partner under this Section 1.H.1 of this Exhibit C.

(2) After giving effect to the special allocations set forth above, if, due to distributions with respect to Common Units in which the Profits LTIP Units do not participate, forfeitures or otherwise, the Economic Capital Account Balance of any present or former holder of Profits LTIP Units attributable to such holder’s Profits LTIP Units, exceeds the Target Balance, then Liquidating Losses shall be allocated to such holder, or Liquidating Gains shall be allocated to the other Partners, to reduce or eliminate the disparity; provided, however, that if Liquidating Losses or Liquidating Gains are insufficient to completely eliminate all such disparities, such losses or gains shall be allocated among Partners in a manner reasonably determined by the General Partner.

(3) The parties agree that the intent of this Section 1.H of this Exhibit C is (i) to the extent possible to make the Economic Capital Account Balance associated with each Profits LTIP Unit economically equivalent to the Company Common Unit Economic Balance and (ii) to allow conversion of a Profits LTIP Unit (assuming prior vesting) into a Common Unit when sufficient Liquidating Gains have been allocated to

6

such Profits LTIP Unit pursuant to Section 1.H.1 of this Exhibit C so that either its initial Book-Up Target has been reduced to zero or the parity described in the definition of Target Balance has been achieved. The General Partner shall be permitted to interpret this Section 1.H of this Exhibit C or to amend this Agreement to the extent necessary and consistent with this intention.

(4) In the event that Liquidating Gains or Liquidating Losses are allocated under this Section 1.H of this Exhibit C, Net Income allocable under Section 6.1(a)(5) of the Agreement and any Net Loss shall be recomputed without regard to the Liquidating Gains or Liquidating Losses so allocated.”

Section 10. Miscellaneous.

(a) Effect of Amendment. This Amendment is limited as specified and shall not constitute a modification, amendment or waiver of any other provision of the Partnership Agreement. Except as specifically amended by this Amendment, all other provisions of the Partnership Agreement are hereby ratified and remain in full force and effect.

(b) Single Document. From and after the date hereof, all references to the Partnership Agreement shall be deemed to be references to the Partnership Agreement as amended by this Amendment.

(c) Severability. In the event that any provision of this Amendment or the application of any provision of this Amendment is declared to be invalid or otherwise unenforceable by a court of competent jurisdiction, the remainder of this Amendment shall not be affected.

(d) Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

(e) Headings. The headings in this Amendment are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof.

[Signature Page Follows]

7

IN WITNESS WHEREOF, the undersigned has executed and delivered this Amendment as of the date first set forth above.

GENERAL PARTNER:

VINEBROOK HOMES OP GP, LLC

By:	/s/ Ryan McGarry
Name: Ryan McGarry
Title: Managing Partner

[Signature Page to Third Amendment

to Limited Partnership Agreement]

Annex A

DESIGNATION OF 6.50% SERIES A

CUMULATIVE REDEEMABLE PREFERRED UNITS

OF

VINEBROOK HOMES OPERATING PARTNERSHIP, L.P.

Section 1. Designation and Number. A series of Preferred Units (as defined below) of VineBrook Homes Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), designated the “6.50% Series A Cumulative Redeemable Preferred Units” (the “Series A Preferred Units”), is hereby established. The number of authorized Series A Preferred Units shall be 16,000,000.

Section 2. Defined Terms. Capitalized terms used herein and not otherwise defined shall have the meanings given to such terms in the Amended and Restated Limited Partnership Agreement of the Partnership, dated as of November 1, 2018 (as now or hereafter amended, restated, modified, supplemented or replaced, the “Partnership Agreement”). The following defined terms used herein shall have the meanings specified below:

“Articles Supplementary” means the Articles Supplementary of the VineBrook Homes Trust, Inc., a Maryland corporation, filed with the State Department of Assessments and Taxation of the State of Maryland on October [•], 2020, designating the terms, rights and preferences of the Series A Preferred Stock.

“Base Liquidation Preference” shall have the meaning provided in Section 6.

“Business Day” shall have the meaning provided in Section 5(a).

“Distribution Period” shall have the meaning provided in Section 5(a).

“Distribution Record Date” shall have the meaning provided in Section 5(a).

“Junior Units” shall have the meaning provided in Section 4.

“Original Issuance Date” shall have the meaning provided in Section 5(a).

“Parity Preferred Units” shall have the meaning provided in Section 4.

“Partnership” shall have the meaning provided in Section 1.

“Partnership Agreement” shall have the meaning provided in Section 2.

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“Preferred Units” means all Partnership Interests designated as preferred units by the General Partner from time to time in accordance with Section 4.2 of the Partnership Agreement. As of the date hereof, the Preferred Units of the Partnership are the Series A Preferred Units.

“Series A Preferred Distribution Payment Date” shall have the meaning provided in Section 5(a).

“Series A Preferred Return” shall have the meaning provided in Section 5(a).

“Series A Preferred Stock” shall have the meaning provided in the Articles Supplementary.

“Series A Preferred Units” shall have the meaning provided in Section 1.

Section 3. Maturity. The Series A Preferred Units have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Section 4. Rank. The Series A Preferred Units will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership, rank (a) senior to all classes or series of Common Units of the Partnership and any class or series of Preferred Units expressly designated as ranking junior to the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Junior Units”); (b) on a parity with any other class or series of Preferred Units issued by the Partnership expressly designated as ranking on a parity with the Series A Preferred Units as to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership (the “Parity Preferred Units”); and (c) junior to any class or series of Preferred Units issued by the Partnership expressly designated as ranking senior to the Series A Preferred Units with respect to distribution rights and rights upon liquidation, dissolution or winding up of the Partnership. The term “Preferred Units” does not include convertible or exchangeable debt securities of the Partnership, which will rank senior to the Series A Preferred Units prior to conversion or exchange. The Series A Preferred Units will also rank junior in right or payment to the Partnership’s existing and future indebtedness and to the indebtedness and other liabilities of the Partnership’s existing Subsidiaries and any future Subsidiaries.

Section 5. Distributions.

(a) Subject to the preferential rights of holders of any class or series of Preferred Units of the Partnership expressly designated as ranking senior to the Series A Preferred Units as to distributions, the holders of Series A Preferred Units shall be entitled to receive, when, as and if authorized by the General Partner and declared by the Partnership, out of funds of the Partnership legally available for payment of distributions, as determined by the General Partner, preferential cumulative cash distributions at the rate of 6.50% per annum of the Base Liquidation Preference (as

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defined below) per unit plus the amount of previously accrued and unpaid distributions on the Series A Preferred Units (the “Series A Preferred Return”) from the date of original issue of the Series A Preferred Units (or the date of issue of any Series A Preferred Units issued after such original issue date) (the “Original Issuance Date”). Distributions on the Series A Preferred Units shall accrue and be cumulative from (and including) the Original Issuance Date of any Series A Preferred Units or, with respect to any accrued distributions that have been paid in cash, the end of the most recent Distribution Period for which distributions have been paid, and shall be payable quarterly, in equal amounts, in arrears, on or about the 10th day of each January, April, July and October of each year (or, if not a Business Day, the next succeeding Business Day) (each a “Series A Preferred Distribution Payment Date”) for the period ending on such Series A Preferred Distribution Payment Date, commencing on January 11, 2021. A “Distribution Period” is the respective period commencing on and including January 1, April 1, July 1 and October 1 of each year and ending on and including the day preceding the first day of the next succeeding Distribution Period (other than the initial Distribution Period and the Distribution Period during which any Series A Preferred Units shall be redeemed or otherwise acquired by the Partnership). The term “Business Day” shall mean each day, other than a Saturday or Sunday, which is not a day on which banks in the State of New York are required to close. Dividends will be prorated for partial quarters. The amount of any distribution payable on the Series A Preferred Units for any Distribution Period will be computed on the basis of twelve 30-day months and a 360-day year. Distributions will be payable to holders of record of the Series A Preferred Units as they appear on the records of the Partnership at the close of business on the 25th day of the month preceding the applicable Series A Preferred Distribution Payment Date, i.e., December 25, March 25, June 25 and September 25 (each, a “Distribution Record Date”).

(b) No distributions on the Series A Preferred Units shall be authorized by the General Partner or declared, paid or set apart for payment by the Partnership at such time as the terms and provisions of any agreement of the General Partner or the Partnership, including any agreement relating to the indebtedness of either of them, prohibits such authorization, declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, distributions on the Series A Preferred Units will accrue and, to the extent not paid in cash, compound quarterly on each Series A Preferred Distribution Payment Date, whether or not the restrictions referred to in Section 5(b) exist, whether or not the Partnership has earnings, whether or not there are funds legally available for the payment of such distributions and whether or not such distributions are authorized or declared by the General Partner. No interest, or sum of money in lieu of interest, will be payable in respect of any distribution on the Series A Preferred Units which may be in arrears. When distributions are not paid in full upon the Series A Preferred Units and any Parity Preferred Units (or a sum sufficient for such full payment is not so set apart), all

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distributions declared upon the Series A Preferred Units and any Parity Preferred Units shall be declared pro rata so that the amount of distributions declared per Series A Preferred Unit and such Parity Preferred Units shall in all cases bear to each other the same ratio that accumulated distributions per Series A Preferred Unit and such Parity Preferred Units (which shall not include any accrual in respect of unpaid distributions for prior Distribution Periods if such Parity Preferred Units do not have a cumulative distribution) bear to each other.

(d) Except as provided in the immediately preceding paragraph, unless full cumulative distributions on the Series A Preferred Units have been or contemporaneously are declared and paid in cash or declared and a sum sufficient for the payment thereof is set apart for payment for all past Distribution Periods that have ended, no distributions (other than a distribution in Junior Units or in options, warrants or rights to subscribe for or purchase any such Junior Units) shall be declared and paid or declared and set apart for payment nor shall any other distribution be declared and made upon the Junior Units or any Parity Preferred Units, nor shall any Junior Units or Parity Preferred Units be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any such Junior Units or Parity Preferred Units) by the Partnership (except (i) by conversion into or exchange for Junior Units, (ii) the purchase of Series A Preferred Units, Junior Units or Parity Preferred Units in connection with a redemption of stock pursuant to the Charter to the extent necessary to preserve the Company’s qualification as a REIT or (iii) the purchase of Parity Preferred Units pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Units). Holders of the Series A Preferred Units shall not be entitled to any distribution, whether payable in cash, property or units, in excess of full cumulative and compounding distributions on the Series A Preferred Units as provided above. Any distribution made on the Series A Preferred Units shall first be credited against the earliest accrued but unpaid distribution due with respect to such units which remains payable. Accrued but unpaid distributions on the Series A Preferred Units will accrue as of the Series A Preferred Distribution Payment Date on which they first become payable.

(e) If the rate at which the Company is required to distribute to the holders of Series A Preferred Stock increases or decreases pursuant to the terms of the Articles Supplementary, the rate that will be paid on the Series A Preferred Units will increase or decrease by the same amount and for the same periods.

Section 6. Liquidation Preference. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, the holders of Series A Preferred Units are entitled to be paid out of the assets of the Partnership legally available for distribution to its Partners, after payment of or provision for the Partnership’s Debts and other liabilities, a liquidation preference of $25.00 per unit (the “Base Liquidation Preference”), plus an amount equal to any accrued and unpaid distributions (whether or not authorized or declared) thereon to and including the date of payment, but without interest, before any distribution of assets is made to holders of

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Junior Units. If the assets of the Partnership legally available for distribution to Partners are insufficient to pay in full the liquidation preference on the Series A Preferred Units and the liquidation preference on any Parity Preferred Units, all assets distributed to the holders of the Series A Preferred Units and any Parity Preferred Units shall be distributed pro rata so that the amount of assets distributed per Series A Preferred Units and such Parity Preferred Units shall in all cases bear to each other the same ratio that the liquidation preference per Series A Preferred Unit and such Parity Preferred Units bear to each other. Written notice of any distribution in connection with any such liquidation, dissolution or winding up of the affairs of the Partnership, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than 30 nor more than 60 days prior to the payment date stated therein, to each record holder of the Series A Preferred Units at the respective addresses of such holders as the same shall appear on the records of the Partnership. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series A Preferred Units will have no right or claim to any of the remaining assets of the Partnership. The consolidation or merger of the Partnership with or into another entity, a merger of another entity with or into the Partnership, a statutory exchange by the Partnership or a sale, lease, transfer or conveyance of all or substantially all of the Partnership’s Properties or business shall not be deemed to constitute a liquidation, dissolution or winding up of the affairs of the Partnership. Notwithstanding the above, for purposes of determining the amount each holder of Series A Preferred Units is entitled to receive with respect to a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Partnership, no effect shall be given to amounts that would be needed, if the Partnership were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of the Series A Preferred Units.

Section 7. Redemption. In connection with any redemption of any shares of Series A Preferred Stock pursuant to Section 5 of the Articles Supplementary, the Partnership shall redeem, on the date of such redemption, a number of outstanding Series A Preferred Units equal to the number of shares of Series A Preferred Stock so redeemed.

Section 8. Voting Rights.

(a) Holders of the Series A Preferred Units will not have any voting rights.

(b) When reference is made to Percentage Interest or holdings of Partnership Units as a threshold for voting, consent, approval or any similar requirement in the Agreement, such reference will not include Series A Preferred Units, except as required by applicable law.

Section 9. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, including but not limited to terms and conditions requiring direction or approval by the Board prior to the General Partner taking certain actions contemplated hereby, which terms and conditions the General Partner hereby ratifies and confirms.

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